================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 14A
                                Proxy Statement
       Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-12

                      PHOENIX INVESTMENT PARTNERS, LTD.
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         Common Stock, par value $.01 per share
     2)  Aggregate number of securities to which transaction applies:
         31,344,305 shares of Common  Stock (as of September 29, 2000)
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         The approximate value of the transaction is the sum of (i) the product of 19,424,865 outstanding shares of Common Stock and $15.75, the cash price per share to be paid in the merger, plus (ii) cash consideration of up to $58,232,771 to be paid for options to purchase 7,373,662 shares of Common Stock being surrendered in connection with the merger, plus (iii) cash consideration up to $69,721,002 to be paid for the 4,545,778 shares of Common Stock into which the 6% convertible subordinated debentures (including options to acquire such debentures) may be converted prior to the merger.
     4)  Proposed maximum aggregate value of transaction:
         $433,895,397
     5)  Total fee paid:
         $86,779

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

================================================================================


                       PHOENIX INVESTMENT PARTNERS, LTD.
                              56 Prospect Street
                         Hartford, Connecticut  06115

__________, 2000

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Phoenix Investment Partners, Ltd., or PXP, to be held on __________, 2000, at 10:00 A.M., local time, at ___________________.

     At this meeting, you will be asked to consider and vote on the merger of a subsidiary of Phoenix Home Life Mutual Insurance Company with and into PXP. Phoenix Home Life Mutual Insurance Company, through a wholly-owned subsidiary, owns approximately 58% of the outstanding common stock of PXP. PXP will continue as the surviving company. After the merger, PXP will be wholly-owned by Phoenix Home Life Mutual Insurance Company.

     If the merger is completed, you will receive $15.75 for each share of PXP common stock you own.

     In order to consider the fairness of the merger to PXP's public stockholders, PXP's board of directors formed the independent directors committee, a committee of directors who are neither directors, officers or employees of Phoenix Home Life Mutual Insurance Company nor employees or officers of PXP, which negotiated the $15.75 per share merger consideration and the other terms of the merger agreement. A copy of the merger agreement is included as Appendix A to the attached proxy statement.

     The independent directors committee has concluded that the terms of the merger agreement are fair to and in the best interests of PXP's public stockholders. In arriving at this conclusion, the committee considered the opinion of Salomon Smith Barney, its independent financial advisor, to the effect that, as of September 10, 2000 and based upon and subject to the considerations set forth in that opinion, the merger consideration of $15.75 per share was fair to the public stockholders from a financial point of view. Salomon Smith Barney's opinion is subject to various limitations, qualifications, and assumptions described in the opinion, which is reprinted as Appendix B to the attached proxy statement. You should carefully read the opinion in its entirety.

     The independent directors committee unanimously recommended that the entire board of directors of PXP approve the merger agreement. The board of directors of PXP, after careful consideration of the recommendation of the independent directors committee, unanimously approved the merger agreement, declared it to be advisable and recommended that it be submitted to PXP's stockholders for adoption.

     The affirmative vote of holders of a majority of the outstanding shares of PXP common stock is required to adopt the merger agreement. Because Phoenix Home Life Mutual Insurance Company owns a majority of the outstanding shares of PXP common stock, its affirmative vote will be sufficient to adopt the merger agreement.

     The independent directors committee and the board of directors recommend that you vote in favor of the adoption of the merger agreement.

     The attached notice of meeting and proxy statement describe the merger and the merger agreement. We urge you to read these materials carefully.

     The merger is an important decision for PXP and its stockholders. Whether or not you plan to attend the special meeting, I urge you to vote by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.


                              Sincerely,

                              /s/ Philip R. McLoughlin
                              Philip R. McLoughlin
                              Chairman

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or Disapproved Of This Transaction, Passed Upon The fairness or merits of this Transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

     This proxy statement and form of proxy are being mailed to PXP's stockholders beginning on or about ________________, 2000.

                       PHOENIX INVESTMENT PARTNERS, LTD.
                              56 Prospect Street
                         Hartford, Connecticut  06115
                _______________________________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                _______________________________________________

Date..................................  ___________, 2000

Time..................................  10:00 A.M. local time

Place.................................  _____________________

Items of Business.....................  1.  To consider and vote on a proposal to adopt the Agreement and Plan of
                                        Merger, dated September 10, 2000, among
                                        Phoenix Investment Partners, Ltd., or
                                        PXP, PM Holdings, Inc., and Phoenix Home
                                        Life Mutual Insurance Company, pursuant
                                        to which a subsidiary of PM Holdings,
                                        Inc. will be merged with and into PXP
                                        and each share of PXP common stock held
                                        by PXP's public stockholders will be
                                        converted into the right to receive
                                        $15.75 in cash; and

                                        2.  To transact such other business as
                                        may properly come before the Special
                                        Meeting or any adjournments or
                                        postponements of the Special Meeting.

Record Date...........................  You are entitled to vote if you were a stockholder of record on ________,
                                        2000.

Appraisal Rights......................  Any stockholder who does not vote in favor of the merger agreement will
                                        have the right to dissent and to seek
                                        appraisal of the fair value of his or
                                        her shares of common stock if the
                                        merger is consummated.  In order to
                                        do so, however, stockholders must
                                        properly perfect their appraisal
                                        rights under Delaware law in
                                        accordance with the procedures
                                        described on pages of the accompanying
                                        proxy statement.

Voting................................  Your vote is important. Please vote in one of the following two ways:
                                        .  attend the special meeting and
                                           vote in person; or
                                        .  mark, sign, date and promptly return
                                           the enclosed proxy card in the
                                           postage-paid envelope.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING..............   - 1 -
SUMMARY TERM SHEET...........................................   - 2 -
     The Companies...........................................   - 2 -
     The Merger..............................................   - 2 -
     Vote Required/Security Ownership of Phoenix
          and PXP's Directors and Executive Officers.........   - 3 -
     Consequences of the Merger..............................   - 3 -
     Recommendations of the Independent Directors
          Committee and PXP's Board of Directors.............   - 4 -
     Interests of Certain Persons in the Merger..............   - 4 -
     Conditions to the Merger................................   - 5 -
     Termination of the Merger Agreement.....................   - 5 -
     Reasons for the Merger..................................   - 5 -
     Fairness Opinion of Salomon Smith Barney................   - 6 -
     Appraisal Rights........................................   - 7 -
     Financing; Source of Funds..............................   - 7 -
     Material Federal Income Tax Consequences................   - 7 -
     Accounting Treatment....................................   - 7 -
     Stockholder Lawsuits Challenging the Merger.............   - 7 -
     Questions About The Merger..............................   - 8 -
CAUTIONARY STATEMENT CONCERNING
     FORWARD-LOOKING INFORMATION.............................   - 8 -
INFORMATION CONCERNING THE SPECIAL MEETING...................   - 9 -
     Date, Time, and Place of the Special Meeting............   - 9 -
     Purpose of the Special Meeting..........................   - 9 -
     Record Date, Quorum Requirement, and Vote Required......   - 9 -
     Solicitation, Revocation and Use of Proxies.............  - 10 -
     Voting Procedures.......................................  - 10 -
     Additional Voting Information...........................  - 11 -
APPRAISAL RIGHTS.............................................  - 11 -
SPECIAL FACTORS..............................................  - 12 -
     Background of the Merger................................  - 12 -
     Recommendations of the Independent Directors Committee
          and Board of Directors; Reasons for the Merger.....  - 17 -
     Opinion of the Financial Advisor for the Independent
          Directors Committee................................  - 20 -
     Financial Analyses......................................  - 23 -
     Position of Phoenix as to Fairness of the Merger........  - 28 -
     Interests of Certain Persons in the Merger..............  - 29 -
     Consequences of the Merger..............................  - 30 -
     Benefits and Detriments of the Merger to PXP and
          PXP's Stockholders.................................  - 31 -
     Plans for Surviving Company After the Merger............  - 32 -
     U.S. Federal Income Tax Consequences....................  - 32 -

            Accounting Treatment...............................  - 35 -
     Public Offerings and Repurchases of Common Stock..........  - 35 -
     Fees and Expenses.........................................  - 35 -
     Regulatory Requirements...................................  - 36 -
     Stockholder Lawsuits Challenging the Merger...............  - 36 -
THE MERGER AGREEMENT...........................................  - 36 -
     The Merger; Time of Closing...............................  - 37 -
     Exchange and Payment Procedures...........................  - 37 -
     Transfers of Shares.......................................  - 37 -
     Treatment of Stock Options................................  - 37 -
     Representations and Warranties............................  - 38 -
     PXP's Covenants...........................................  - 39 -
     PM Holdings' Covenants....................................  - 39 -
     Phoenix's Performance Guarantee...........................  - 39 -
     Conditions................................................  - 39 -
     Termination of the Merger Agreement.......................  - 40 -
     Expenses..................................................  - 40 -
     Amendments; Waivers.......................................  - 41 -
TREATMENT OF CONVERTIBLE SUBORDINATED DEBENTURES...............  - 41 -
APPRAISAL RIGHTS...............................................  - 41 -
     You Have a Right to Dissent...............................  - 41 -
     We Must Provide You Notice................................  - 42 -
     You Must Perfect Appraisal Rights.........................  - 42 -
     We Must Notify Each Stockholder Who Has Properly
          Asserted Appraisal Rights............................  - 44 -
     A Petition Must Be Filed in the Delaware Chancery Court...  - 44 -
     Stockholders May Request Information......................  - 44 -
     A Court Will Determine Stockholders Entitled
          to Appraisal Rights, Fair Value and
          Allocation of Expenses...............................  - 44 -
     No Right to Vote Appraisal Shares or Receive
          Dividends or Distribution on Appraisal Shares........  - 45 -
     Failure to Perfect Appraisal Rights.......................  - 46 -
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA................  - 46 -
FINANCIAL PROJECTIONS..........................................  - 48 -
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION.............  - 49 -
COMMON STOCK PURCHASE INFORMATION..............................  - 51 -
CURRENT MANAGEMENT OF PXP......................................  - 52 -
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT................................................  - 56 -
PHOENIX........................................................  - 59 -
RELATED PARTY TRANSACTIONS.....................................  - 63 -
INDEPENDENT ACCOUNTANTS........................................  - 65 -
WHERE YOU CAN FIND MORE INFORMATION............................  - 66 -
DOCUMENTS INCORPORATED BY REFERENCE............................  - 66 -

APPENDICES

     Appendix A - Agreement and Plan of Merger............................  A-1
     Appendix B - Fairness Opinion of Salomon Smith Barney................  B-1
     Appendix C - Appraisal Rights - Section 262 of the Delaware General
       Corporation Law....................................................  C-1

                   ________________________________________

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
                   ________________________________________


--------------------------------------------------------------------------------
 Q:  Who is entitled to vote at the     vote your shares will have the effect
 special meeting?                       of a vote "against" the merger.  You
                                        should follow the directions provided
 A: Stockholders as of the close of      by your broker on how to instruct
 business on _________, 2000, the       your broker to vote your shares.
 record date.
                                        Q:  May I change my vote after I have
 Q:  What happens if I sell my shares   mailed my signed proxy card?
 before the special meeting?
                                        A: Yes. You may revoke your proxy any
 A: The record date for the special     time before the special meeting by:
 meeting is earlier than the expected
 date of the merger. If you transfer    .  giving written notice of your
 your shares of PXP common stock           revocation to PXP's secretary;
 after the record date, but before
 the merger, you will retain your       .  filing a revoking instrument or a
 right to vote at the special              duly executed proxy bearing a later
 meeting, but the right to receive         date with PXP's secretary; or
 the $15.75 per share will pass to
 the person to whom you transferred     .  attending the special meeting and
 your shares.                              voting in person.

 Q:  What approvals does the merger     Q: What do I need to do now?
 require?

 A:  Under Delaware law, the merger     A: Please sign and mail your proxy
 agreement must be adopted by the       card in the enclosed return envelope
 affirmative vote of the holders of     as soon as possible so that your
 at least a majority of the             shares can be represented at the
 outstanding shares of PXP common       meeting, even if you plan to attend
 stock. Phoenix, which owns a           the meeting in person.  Soon after
 majority of the outstanding shares     the merger is completed, we will send
 of common stock, has indicated its     you written instructions explaining
 intention to vote in favor of the      how to exchange your stock
 merger. Accordingly, adoption of the   certificates for cash.
 merger agreement by PXP's
 stockholders is assured.

 Q:  If my shares are held in "street   Q:  When do you expect the merger to
 name" by my broker, will my broker     be completed?
 vote my shares for me?

 A: Generally, your broker will not     A:  We are working towards completing
 have the power to vote your shares.    the merger as quickly as possible. We
 Your broker will vote your shares      expect to complete the merger
 only if you provide him or her with    promptly after the special meeting.
 instructions on how to vote. Any
 failure to instruct your broker on
 how to
--------------------------------------------------------------------------------

                        ________________________________

                               SUMMARY TERM SHEET
                        ________________________________

     This summary term sheet highlights important selected information from this proxy statement relating to our proposed merger with a subsidiary of Phoenix Home Life Mutual Insurance Company, which is referred to in this proxy statement as Phoenix. This summary term sheet and the question and answer section may not contain all the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and all of its appendices before voting on the merger. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.

The Companies (Page ___)

     Phoenix Investment Partners, Ltd., or PXP, a Delaware corporation, and its subsidiaries provide a variety of investment management and advisory services to a broad base of institutional, corporate and individual clients. PXP is a publicly-held company. Its common stock trades on the New York Stock Exchange. Approximately 58% of its outstanding common stock is held by Phoenix through its wholly-owned subsidiary, PM Holdings, Inc. PXP's principal executive office is located at 56 Prospect Street, Hartford, Connecticut 06115 and its telephone number is (860) 403-1000.

     Phoenix, a New York domiciled mutual life insurance company, is principally engaged in the sale of life insurance. The principal executive office of Phoenix and PM Holdings is located at One American Row, Hartford, Connecticut 06102 and its telephone number is (860) 403-5000.

The Merger (Page ___)

     Upon the effectiveness of the merger, PXP will be merged with a subsidiary of Phoenix, and PXP will continue as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement. The merger agreement is described in this proxy statement and is attached as Appendix A. You should carefully read the description of the merger agreement in this proxy statement under the heading "THE MERGER AGREEMENT" and the attached merger agreement itself.

If the merger is completed:

 .    You will receive $15.75 in cash for each of your shares of PXP's common stock outstanding upon effectiveness of the merger unless you are a dissenting shareholder and you perfect your appraisal rights. This cash payment is referred to as the "merger consideration" in this proxy statement;

 .    Holders of PXP's 6% Convertible Subordinated Debentures due 2015 may
     convert their debentures into shares of PXP common stock at any time prior to the merger and receive the merger consideration in exchange for the shares of PXP common stock issued upon conversion of the convertible debentures. Prior to the merger, PXP intends to take action so that holders of convertible debentures who convert after the effective time of the merger will receive the merger consideration they would have received had they converted prior to the merger. See "TREATMENT OF CONVERTIBLE SUBORDINATED DEBENTURES" for a description of matters relating to convertible debentures; and

 .    All outstanding options to purchase shares of PXP common stock that were granted under PXP's employee benefit plans will become fully vested and exercisable and will be converted into the right to receive cash in the amount by which $15.75 exceeds the exercise price per share of the particular option.

Vote Required/Security Ownership of Phoenix and PXP's Directors and Executive Officers (Page __)

     Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of PXP common stock entitled to vote on the merger at the special meeting. Phoenix, through its subsidiary PM Holdings, owns approximately 58% of the outstanding shares of PXP common stock entitled to vote and has indicated its intent to vote in favor of adoption of the merger agreement. We expect that PXP's directors and executive officers, who beneficially own approximately 4% of the outstanding shares entitled to vote, will vote their shares of PXP common stock in favor of the merger agreement. Accordingly, adoption of the merger agreement by the PXP stockholders is assured.

Consequences of the Merger (Page __)

After the merger:

 .    PXP will be wholly-owned by Phoenix;

 .    PXP will no longer be a public company;

 .    PXP common stock will no longer be traded on the New York Stock Exchange, price quotations will no longer be available and the registration of PXP common stock under the Securities Exchange Act of 1934 will terminate; and

 .    you will no longer have an ownership interest in or be a stockholder of PXP and, therefore, you will not be able to participate in any future earnings or growth of PXP.

Recommendations of the Independent Directors Committee and PXP's Board of Directors (Page __)

     In order to evaluate the fairness of the merger to PXP's stockholders other than Phoenix and its affiliates, PXP's board of directors formed the independent directors committee of six directors who are neither directors, officers or employees of Phoenix and its affiliates, nor officers or employees of PXP. PXP's stockholders other than Phoenix and its affiliates are referred to in this proxy statement as PXP's public stockholders. Based on all of the factors the independent directors committee considered, including the written fairness opinion of Salomon Smith Barney, dated September 10, 2000, to the effect that, as of such date and based upon and subject to the considerations set forth in that opinion, the merger consideration of $15.75 per share was fair from a financial point of view to the public stockholders of PXP, the committee unanimously recommended that the entire board of directors of PXP approve the merger agreement. PXP's board of directors, acting on the recommendation of the independent directors committee, unanimously approved the merger agreement and recommended that it be submitted to PXP's stockholders for adoption.

Interests of Certain Persons in the Merger (Page __)

     In considering the recommendations of the independent directors committee and the board of directors with respect to the merger agreement, you should be aware that Phoenix and some of PXP's officers and directors have interests in the merger or have relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interests in connection with the merger:

 .    Phoenix, through its wholly-owned subsidiary PM Holdings, owns approximately 58% of PXP's outstanding common stock;

 .    four of the ten members of PXP's board of directors are also employed by
     PXP and/or affiliated with or employed by Phoenix;

 .    PXP's board of directors and executive officers own approximately 408,697 shares of PXP common stock, entitling them to receive an aggregate of approximately $6,436,978 in merger consideration; and

 .    All of PXP's directors and executive officers have outstanding vested and unvested options that were granted to them under PXP's employee benefit plans entitling them to receive an aggregate of approximately $18,253,335 in option consideration.

For a more detailed discussion of these interests, we refer you to "SPECIAL FACTORS - Interests of Certain Persons in the Merger."

Conditions to the Merger (Page __)

     The obligations of PXP and PM Holdings to complete the merger are subject to several conditions. For example:

 .    the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of PXP common stock;

 .    there must be no legal prohibition or material challenge to the merger;

 .    PXP's and PM Holdings' representations and warranties in the merger agreement must be accurate at the time of closing;

 .    holders of more than five percent of PXP's outstanding common stock must not have exercised their appraisal rights; and

 .    PXP must have no obligation to issue any shares of its capital stock or other securities of PXP under any employee benefit plan or otherwise.

     If these conditions are satisfied or waived by PXP or PM Holdings, as the case may be, the merger should be completed within several days after the special meeting.

     If these conditions are not satisfied, PXP and/or PM Holdings may be able to terminate the merger agreement.

Termination of the Merger Agreement (Page __)

     The merger agreement may be terminated before the effective time of the merger by mutual written consent of PM Holdings and PXP. Either PXP or PM Holdings may terminate if the merger is not completed by December 31, 2000. PXP and PM Holdings also have the right to terminate the merger agreement if the independent directors committee changes its recommendation that the public stockholders adopt the merger agreement after having concluded that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations.

Reasons for the Merger (Page ___)

     In reaching its conclusion to recommend the merger agreement, the independent directors committee considered, among other factors, the following:

 .    the committee's knowledge of PXP's management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition, operating results, prospects, current business strategy and competitive position in the industry;

 .    the presentations and written opinion of Salomon Smith Barney regarding the fairness of the merger consideration from a financial point of view;

 .    the fact that Phoenix's offer of $15.75 per share represents approximately a 45.7% premium over the closing sale price on the New York Stock Exchange per share of $10.81 on July 24, 2000, the last day of trading prior to the public announcement of Phoenix's initial proposal, a premium of 42.6% over the prior one-week average closing sale price, a premium of 45.0% over the prior one-month average closing sale price and a premium of 65.9% over the prior three month average closing sale price;

 .    the fact that the merger consideration will consist entirely of cash;

 .    the fact that Delaware law entitles those PXP stockholders who follow statutory procedures to a judicial appraisal to determine the fair value of their shares if the merger is completed and they believe that the merger consideration does not reflect the "fair value" of the shares;

 .    the fact that Phoenix had stated that it would not consider selling its interest in PXP to a third party, and that as a practical matter, no other alternatives potentially available to PXP would be possible without the support of Phoenix; and

 .    the fact that Salomon Smith Barney advised the independent directors committee that the likelihood of finding a third party purchaser for the publicly-held minority interest in PXP was low, and the fact that no potential alternative offer had been presented to the independent directors committee since Phoenix's first offer was publicly announced on July 25, 2000.

Fairness Opinion of Salomon Smith Barney (Page __)

     The independent directors committee retained Salomon Smith Barney to act as its financial advisor in connection with the merger and to render its opinion as to the fairness to the PXP public stockholders from a financial point of view of the consideration you will receive under the merger agreement.

     Salomon Smith Barney delivered to the independent directors committee its written opinion, dated September 10, 2000, stating that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration you will receive in the merger was fair to you from a financial point of view.

     The full text of Salomon Smith Barney's written opinion, which describes the assumptions made, matters considered and limitations on its review, is attached as Appendix B to this proxy statement. We urge you to read this opinion carefully in its entirety. The opinion of Salomon Smith Barney is directed only to the matters described in the opinion and does not constitute a recommendation as to how you should vote at the special meeting.

Appraisal Rights (Page __)

     If you do not wish to accept the $15.75 per share merger consideration in the merger and you do not vote in favor of the merger, you have the right under Delaware law to seek a judicial appraisal of your shares to determine the "fair value" of your shares, in lieu of the merger consideration if the merger is completed.

     We refer you to the information under the heading "APPRAISAL RIGHTS" in this proxy statement and to the applicable Delaware statute attached as Appendix C to this proxy statement for information on how to exercise your appraisal rights. Failure to follow all of the steps required under Delaware law will result in the loss of your appraisal rights.

Financing; Source of Funds (Page __)

     Phoenix and PXP estimate that the amount of funds required to fund the payment of the merger consideration, including payment with respect to options and the convertible debentures is approximately $434 million. Phoenix intends to obtain the funds required to pay the merger consideration from internal sources. PXP intends to obtain the funds required to make the payments with respect to the options and convertible debentures both from internal sources and from borrowings under its existing five year $175,000,000 credit agreement with a consortium of banks entered into on March 17, 1999. The interest rate under this credit agreement is variable based on LIBOR. Phoenix has guaranteed PXP's obligations under this credit agreement.

Material Federal Income Tax Consequences (Page __)

     Generally, you will be taxed on your receipt of the $15.75 per share merger consideration to the extent that the amount you receive exceeds your tax basis in your shares. However, special rules may apply. Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.

Accounting Treatment (Page __)

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

Stockholder Lawsuits Challenging the Merger (Page __)

     Five lawsuits seeking class action status have been filed in the Delaware Court of Chancery on behalf of purported stockholders of PXP. These lawsuits allege, among other things, that Phoenix, PXP and the PXP individual directors breached fiduciary duties to PXP's public stockholders.

     Management of both Phoenix and PXP and the PXP individual directors believe that the allegations contained in these lawsuits are without merit and they intend to vigorously defend these lawsuits.

Questions About The Merger

     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

Nancy J. Engberg, Secretary
Phoenix Investment Partners, Ltd.
56 Prospect Street
Hartford, Connecticut 06115



                   ________________________________________

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION
                   ________________________________________

     This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including statements regarding the amount of assets under management.

     Forward-looking statements are statements that are not historical in nature, particularly those that use the words "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the competitive environment of our business, changes in interest rates, the performance of financial markets and general economic conditions. These and other factors may cause our actual results to differ materially from any forward-looking statement.

     Forward-looking statements are only predictions and by their nature are subject to risks, uncertainties and assumptions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                   ________________________________________

                  INFORMATION CONCERNING THE SPECIAL MEETING
                   ________________________________________

Date, Time, and Place of the Special Meeting

     The special meeting will be held on ___________, 2000, 10:00 A.M., local time, at _________.

Purpose of the Special Meeting

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement.

     The independent directors committee and the board of directors have unanimously determined that the merger agreement and merger are fair to and in the best interests of PXP and its public stockholders and upon the unanimous recommendation of the independent directors committee, the board of directors unanimously approved the merger agreement and declared it advisable. Accordingly, the independent directors committee and the board of directors recommend that you vote in favor of adoption of the merger agreement.

     To review the background and reasons for the merger in greater detail, we refer you to the information under the headings "SPECIAL FACTORS -- Background of the Merger" and "--Recommendations of the Independent Directors Committee and the Board of Directors; Reasons for the Merger."

Record Date, Quorum Requirement, and Vote Required

     All stockholders of record at the close of business on ________, 2000 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock issued, outstanding and entitled to vote on the merger proposal is required in order to constitute a quorum. At the close of business on ________, 2000, there were _______ shares of our common stock issued and outstanding with ___ record holders.

     Each record holder of shares of our common stock at the close of business on the record date of _________, 2000 is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders at the special meeting. The merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock entitled to vote. PM Holdings owns approximately 58% of the outstanding shares of PXP entitled to vote and has indicated its intent to vote in favor of adoption of the merger agreement. Therefore, adoption of the merger agreement is assured.

Solicitation, Revocation and Use of Proxies

     Our board of directors is requesting that, after you read this proxy statement and the appendices attached to it, you complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope. Alternatively, you may vote in person at the special meeting. We refer you to the heading "Voting Procedures" below for additional information on how to vote at the special meeting.

     We will pay the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common stock. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, but will not receive separate compensation for these activities. We do not expect to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the special meeting. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

     You may revoke your proxy at any time before the special meeting by:

 .    giving written notice of your revocation to PXP's secretary;

 .    filing a revoking instrument or a duly executed proxy bearing a later date with PXP's secretary; or

 .    attending the special meeting and voting in person.

Voting Procedures

     Vote by Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Please do not send any certificates representing shares of PXP common stock with your proxy card. If the merger is completed, the procedures for the exchange of share certificates will be as described in this proxy statement. We refer you to the information under the heading "THE MERGER AGREEMENT --Exchange and Payment Procedures."

     Vote at the Special Meeting. Voting by mail will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote the shares at the special meeting.

     How Shares are Voted. Subject to revocation, all shares represented by each properly executed proxy received by the secretary of PXP will be voted in accordance with the instructions indicated. If no instructions are indicated, the shares will be voted to adopt the merger agreement.

Additional Voting Information

     Proxies that are returned and reflect abstentions from voting will be counted as present and entitled to vote for purposes of determining whether a quorum exists at the special meeting. If you do not vote in person at the special meeting and you do not return a proxy, or if you return a proxy reflecting an abstention, this will have the same effect as a vote against adoption of the merger agreement.

     Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as approving the merger agreement. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement.

     If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting, except for any proxies which have been revoked or withdrawn, even though they may have been voted on the same or any other matter at a previous meeting.

                       _________________________________

                               APPRAISAL RIGHTS
                       ________________________________

     Stockholders on the record date who do not vote in favor of approving the merger agreement, who file with PXP before the vote on the merger agreement a written notice of intent to demand the fair value of their shares and comply with the other statutory requirements of Section 262 of the DGCL, will be entitled to appraisal rights. If you vote in favor of approving the merger, you will waive your appraisal rights. A copy of the Delaware appraisal statute is attached as Appendix C to this proxy statement and is described in more detail under the heading "APPRAISAL RIGHTS."

                        _______________________________

                                SPECIAL FACTORS
                        _______________________________


Background of the Merger

     During the fall of 1999, Phoenix began to examine its ownership interest in PXP, particularly with the view to the possibility of the acquisition of the publicly-held PXP common stock.

     On November 29, 1999, the outside directors of PXP met informally with Philip R. McLoughlin, Chairman and Chief Executive Officer of PXP, at Mr. McLoughlin's request. Mr. McLoughlin, who also serves as Executive Vice President - Investments and as a director of Phoenix, advised the outside directors that Phoenix was evaluating its ownership interest in PXP and was, among other things, considering the possibility of making an offer to acquire the publicly-held shares of PXP common stock. In view of possible conflicts of interest involved in this type of transaction, the directors present decided that it would be advisable to form a committee of independent directors consisting of Mr. Anderson, Mr. Churchill, Mr. Oates, Ms. Tuttle, Mr. Verdonck and Mr. Williams to respond to such an offer on behalf of PXP if an offer was made. None of these directors is employed by or affiliated with PXP or Phoenix or any of its affiliates (except in the capacity as a director of PXP and, in the case of Mr. Oates, as a director of several mutual funds advised by PXP and as a founder and Chairman of the board of directors of IBEX Capital Markets, Inc., a company in which Phoenix and its affiliates have investments totaling approximately $20.5 million, a portion of which is convertible into approximately a 19% equity interest). Mr. Anderson was identified as the person who would serve as chairman of the independent directors committee. It was agreed that it would be prudent for the independent directors committee to retain an independent financial advisor and legal counsel to assist in reviewing any offer by Phoenix. Shortly after the November 29 meeting, the independent directors determined to retain the law firm of Lord, Bissell & Brook to act as legal counsel.

     On January 7, 2000, the independent directors met with a representative of Lord, Bissell & Brook, who reviewed with the directors their duties under applicable law should Phoenix make an offer to purchase all of PXP's common stock held by the public stockholders. The independent directors then received presentations from three nationally recognized investment banking firms seeking to be retained as financial advisor to the independent directors committee. After the presentations and discussion, the independent directors determined to retain Salomon Smith Barney as financial advisor in the event an offer was received from Phoenix.

     At the next regularly scheduled meeting of the board of directors of PXP on February 26, 2000, the board formally authorized the appointment of the independent directors committee to consider and negotiate any offer by Phoenix to purchase the publicly-held PXP common stock and to recommend whether such offer would be fair to and in the best interest of the other stockholders, and further authorized the independent directors committee to retain at PXP's expense an independent financial advisor and legal counsel to assist it in its review of any such offer.

     On April 20, 2000, Phoenix announced that its board of directors had authorized the company to develop a plan for conversion from a mutual to a publicly traded stock company.

     During the spring and early summer of 2000, the executive committee of the board of directors and management of Phoenix met on several occasions to consider a possible offer to acquire the publicly held shares of PXP, the appropriate structure of the possible acquisition and the treatment of PXP's employee benefit plans in the event of an acquisition. During this time, representatives of Phoenix met with Morgan Stanley Dean Witter, its financial advisor, and Debevoise & Plimpton, its legal counsel, to discuss the financial and legal aspects of the possible acquisition.

     On June 20, 2000, David W. Searfoss, Executive Vice President and Chief Financial Officer of Phoenix, contacted Mr. Anderson to request information from PXP to allow Phoenix to consider whether to make an offer to purchase the publicly-held PXP common stock. On June 22, Mr. Anderson responded to Mr. Searfoss that PXP would be willing to provide the requested information on the condition that Phoenix sign a confidentiality agreement in substantially the form provided by PXP. The confidentiality agreement was executed on June 22, and thereafter for the remainder of June and during July, Phoenix and its financial advisor requested and reviewed financial and other information regarding PXP.

     On June 30, 2000, Mr. Searfoss telephoned Mr. Anderson to suggest that, although the board of directors of Phoenix had not authorized the making of any offer to purchase the publicly-held PXP common stock, Morgan Stanley Dean Witter and Salomon Smith Barney engage in informal preliminary discussions regarding the possibility of an offer. Mr. Anderson responded that he would discuss this possibility with the independent directors committee.

     The independent directors committee met by telephone on July 7, 2000. Mr. Anderson described to the committee members his recent contacts with Mr. Searfoss. At this meeting, the committee formally retained Salomon Smith Barney as its financial advisor in connection with a possible transaction with Phoenix and confirmed the engagement of Lord, Bissell & Brook as its legal counsel. The committee authorized Salomon Smith Barney to commence an evaluation of PXP and report back to the committee at its meeting scheduled for July 28.

     Between July 7 and July 28, 2000, Salomon Smith Barney conducted a review of the business, operations and prospects of PXP as well as a review of the industry in general, and counsel to the independent directors committee performed legal due diligence. On July 17, representatives from Salomon Smith Barney and Lord, Bissell & Brook met with members of senior management of PXP to discuss the business, operations and prospects of PXP.

     On July 21, 2000, the independent directors committee met again by telephone. Mr. Anderson reported that he had had further conversations with Mr. Searfoss regarding the possibility of an offer from Phoenix for the publicly-held shares of PXP common stock. The committee authorized Mr. Anderson to inform Mr. Searfoss that the committee would not proceed further with discussion of a possible offer from Phoenix unless a written offer from Phoenix was received.

     After the close of regular trading hours on July 24, 2000, Phoenix submitted a proposal to the independent directors committee for the acquisition by Phoenix of all of the publicly-held shares of PXP common stock for $12.50 per share in cash. In its proposal, Phoenix stated that it was interested only in acquiring the publicly-held shares of PXP common stock and was not interested in selling its interest in PXP. On July 25, 2000, prior to the opening of regular trading hours, PXP and Phoenix each issued a press release announcing the proposal.

     On July 25, 2000, five lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of PXP against Phoenix, PXP and PXP's directors in connection with Phoenix's proposal. These lawsuits alleged that Phoenix's offer to acquire the publicly held shares of PXP common stock for $12.50 per share was unfair. See "-Stockholder Lawsuits Challenging the Merger."

     On July 28, 2000, the independent directors committee met with representatives of Lord, Bissell & Brook and Salomon Smith Barney to review Phoenix's proposal. Counsel to the committee reviewed the legal obligations of the committee members in transactions such as that being contemplated. Salomon Smith Barney provided a preliminary report on the progress of its due diligence review to date and preliminary views as to various aspects of the offer. The committee then authorized Salomon Smith Barney to contact Phoenix and its financial advisor Morgan Stanley Dean Witter to complete its evaluation of the offer and to report its findings to the committee.

     Over the next two weeks, representatives from Salomon Smith Barney met with representatives from Morgan Stanley Dean Witter to discuss various aspects of Phoenix's offer. During this period, representatives of Salomon Smith Barney also participated in a telephone conversation with senior management of Phoenix to continue its due diligence.

     On August 2, 2000, the independent directors committee met in person (except for Ms. Tuttle who was unable to be present) to review possible approaches to respond to Phoenix's offer.

     On August 10, 2000, the independent directors committee met in person with its counsel and Salomon Smith Barney to review and formulate a response to Phoenix's offer. At the meeting, Salomon Smith Barney reviewed the financial performance and prospects of PXP and presented various valuation analyses. The committee members also discussed possible transaction structures. After discussion, the committee authorized Salomon Smith Barney to meet with Morgan Stanley Dean Witter to negotiate for a higher price. On August 10, Salomon Smith Barney telephoned Morgan Stanley Dean Witter and conveyed the committee's counteroffer of $18.00 per share. Representatives of Morgan Stanley Dean Witter and Salomon Smith Barney thereafter met on August 14, and had further discussions by telephone on August 16, during which Morgan Stanley Dean Witter reported that Phoenix was willing to increase its offer to $14.00 per share.

     On August 16, 2000, the independent directors committee met by telephone to discuss Phoenix's response to the committee's counteroffer. After discussion, the committee authorized Salomon Smith Barney to report to Morgan Stanley Dean Witter that the committee would lower its counteroffer to $16.75 per share. On August 16, Salomon Smith Barney contacted Morgan Stanley Dean Witter to convey the independent directors committee's revised counteroffer.

     Mr. Searfoss telephoned Mr. Anderson later on August 16, and again the following day, to discuss the independent directors committee's most recent proposal and timing of a Phoenix response. Mr. Searfoss stated that there would be no response until after a board meeting of Phoenix scheduled for Monday, August 21. On August 23, Mr. Searfoss telephoned Mr. Anderson to report that Phoenix had considered the PXP proposal in substantial detail at its meeting on August 21, but that Phoenix had not yet formulated a response.

     On August 29, Mr. Anderson received a telephone call from Mr. Searfoss and Dona Young, President of Phoenix. Mr. Searfoss and Ms. Young informed Mr. Anderson that Phoenix was prepared to authorize a transaction price of $15.00 per share.

     The independent directors committee met by telephone on August 30 with its legal and financial advisors to discuss Phoenix's increased offer. At this meeting, the committee members also discussed a letter dated August 23 from a law firm hired by one of PXP's largest institutional stockholders requesting an opportunity for that stockholder and other institutional stockholders to meet with PXP's board of directors or the independent directors committee to discuss Phoenix's offer. After discussion, the committee determined it would be appropriate to meet with these stockholders to hear their views, assuming the appropriate protections for the committee process could be instituted. The committee members and the committee's legal and financial advisors discussed the nature and timing of such a meeting. Counsel to the committee was instructed to contact the law firm requesting the meeting to arrange a meeting between the committee members and the stockholders as soon as possible. The committee then authorized Mr. Anderson to respond to Mr. Searfoss with a proposal for a transaction at $16.25 per share, subject to the committee's consideration of the presentation to be made by the institutional stockholders.

     On the morning of September 5, 2000, a meeting was held at the offices of Salomon Smith Barney with the institutional stockholders at which all of the committee members participated by teleconference. At the meeting, the institutional stockholders presented their views concerning the Phoenix offer of $12.50 per share to the committee members and Salomon Smith Barney.

     Later that afternoon, the independent directors committee met by telephone with representatives of Salomon Smith Barney and Lord, Bissell & Brook. Salomon Smith Barney reviewed with the committee the various financial analyses presented by the institutional stockholders at the meeting earlier that day and confirmed that Salomon Smith Barney had considered in connection with its previous presentations to the committee all of the methodologies raised by the institutional stockholders in the meeting. Mr. Anderson then updated the independent directors committee on developments since the August 30 committee meeting, including his communication to Mr. Searfoss of the committee's counterproposal of $16.25 per share, and Mr. Searfoss' request that the committee designate representatives to negotiate with Mr. Searfoss and Ms. Young with a view to concluding the negotiating process. After further discussion, Mr. Anderson and Ms. Tuttle left the committee meeting and commenced negotiation with Mr. Searfoss and Ms. Young by telephone. After discussion and negotiation, Mr. Anderson and Ms. Tuttle rejoined the committee meeting to report that Phoenix had increased its offer to $15.25 per share. After further discussion, Mr. Anderson and Ms. Tuttle again left the meeting and continued negotiations with Mr. Searfoss and Ms. Young. After further discussion and negotiations with Mr. Searfoss and Ms. Young, Mr. Anderson and Ms. Tuttle rejoined the committee members to report that Phoenix had agreed to increase its offer to $15.75 per share, subject to negotiation of the non-price transaction terms. The committee members agreed to proceed with the negotiation on this basis.

     Later on September 5, counsel to Phoenix delivered a draft merger agreement to counsel to the independent directors committee. Over the next two days, counsel to the committee and counsel to Phoenix negotiated the terms and conditions of the merger agreement. At a telephone meeting of the independent directors committee on September 7, counsel reviewed with the committee the merger agreement and the terms negotiated. After discussion, the committee determined to schedule an independent directors committee meeting and, assuming resolution of all outstanding issues, to request a full meeting of the PXP board of directors in New York on September 10 to consider approval of the merger agreement.

     On September 10, the independent directors committee met in person (except for Ms. Tuttle and Mr. Verdonck, who participated by telephone) with representatives of Salomon Smith Barney and Lord, Bissell & Brook to consider the terms of the merger agreement, as negotiated. Salomon Smith Barney presented its financial analyses to the independent directors committee.
Counsel to the committee then reviewed the duties of the committee and summarized the merger agreement and changes in the terms of the merger agreement negotiated by counsel for the committee since receiving the initial draft. Salomon Smith Barney delivered to the committee its written opinion to the effect that, as of that date, and subject to the assumptions and limitations stated in the opinion, the cash consideration of $15.75 per share to be received in the merger by the public stockholders was fair from a financial point of view to those stockholders. After further discussion and deliberation, the independent directors committee unanimously determined that the merger agreement was fair to and in the best interests of the public stockholders and unanimously determined to recommend that the board of directors approve the merger agreement, declare its advisability and recommend its adoption by the public stockholders.

     Immediately following the meeting of the independent directors committee on September 10, the board of directors held a special meeting to hear the recommendations of the independent directors committee and consider the merger. All directors were present in person except for Mr. Fiondella, Ms. Tuttle and Mr. Verdonck, who participated by telephone. Mr. Anderson reviewed for the board of directors the process through which the independent directors committee reached its conclusion that the merger was fair to and in the best interests of the public stockholders of PXP. Mr. Anderson then reviewed the independent directors committee's recommendation that the board of directors approve the merger agreement, declare its advisability and recommend its adoption by the public stockholders. Salomon Smith Barney presented to the board of directors a summary of its analysis and opinion delivered orally to the committee earlier that day. Counsel to the independent directors committee reviewed certain legal considerations in connection with the transaction and the terms of the merger agreement. After a thorough discussion and based on the recommendations of the committee, the board of directors unanimously adopted resolutions determining that the merger was fair to and in the best interests of the public stockholders, approving the merger agreement, declaring its advisability and recommending its adoption by the public stockholders.

     Following the special meeting of the board of directors on September 10, authorized representatives of PXP, PM Holdings and Phoenix executed and delivered the merger agreement. Prior to the opening of regular trading on the New York Stock Exchange on September 11, PXP and Phoenix each issued a press release publicly announcing the execution of the merger agreement.

Recommendations of the Independent Directors Committee and Board of Directors; Reasons for the Merger

     Independent Directors Committee. In arriving at its recommendation and determination that the merger agreement is fair to PXP's public stockholders, the independent directors committee carefully considered the terms of the merger agreement. As part of this process, the independent directors committee considered the advice and assistance of its financial and legal advisors regarding the terms of the merger agreement and the fairness of the merger transaction to PXP's public stockholders. In determining to recommend approval and adoption of the merger agreement, and in determining the fairness of the merger agreement and merger to PXP's public stockholders, the independent directors committee considered, among others, the following factors:

     . the committee's knowledge of PXP's management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition, operating results, prospects, current business strategy, and competitive position in its industry;

     . the opinion of Salomon Smith Barney that, based upon and subject to the assumptions and limitations set forth therein, as of the date of the opinion, the $15.75 per share cash consideration to be received by PXP's public stockholders in the merger was fair from a financial point of view to those stockholders, see "SPECIAL FACTORS -- Opinion of the Financial Advisor;"

     . the presentations of Salomon Smith Barney regarding the fairness of the consideration to be received in the merger from a financial point of view that involved various valuation analyses of PXP, see "SPECIAL FACTORS --Background of the Merger" and "-- Opinion of the Financial Advisor;"

     . the historical market prices of PXP's stock and recent trading activity of the stock, including the fact that the $15.75 per share price represents a premium of 45.7% over the closing sale price on the New York Stock Exchange on July 24, 2000, the last full trading day prior to the public announcement of the submission of Phoenix's initial proposal, a premium of 42.6% over the prior one-week average closing sale price, a premium of 45.0% over the prior one-month average closing sale price and a premium of 65.9% over the prior three-month average closing sale price, see "SPECIAL FACTORS -- Opinion of the Financial Advisor;"

     . the fact that the financial and other terms of the merger were determined through arm's-length negotiations between Phoenix and the independent directors committee and its financial and legal advisors, all of whom are unaffiliated with Phoenix, which led to a 26% increase in the original price offered by Phoenix. As a result of its negotiations, the independent directors committee concluded that a price higher than $15.75 per share could not likely be obtained;

     . the fact that PXP has the right to terminate the merger agreement if the independent directors committee or board of directors of PXP withdraws its approval of the merger agreement or withdraws its recommendation that public stockholders adopt the merger;

     . the fact that the transaction has been structured as a single step merger and that dissenters' rights would be available to dissenting stockholders;

     . the likelihood that the merger would be consummated, including the fact that there are no unusual requirements or conditions to the merger and the fact that Phoenix has the financial resources to consummate the merger expeditiously;

     . the fact that the consideration to be paid in the merger to the holders of PXP common stock is all cash, eliminating any uncertainties in valuing the consideration to be received by the public stockholders;

     . Phoenix's ownership, through its wholly-owned subsidiary PM Holdings, of approximately 58% of the currently outstanding common stock of PXP and the effects of that ownership on the alternatives available to PXP;

     . the fact that Phoenix had stated that it would not consider selling its shares to a third party, and that as a practical matter, no other alternatives potentially available to PXP would be possible without the support of Phoenix;

     . the fact that Salomon Smith Barney advised the committee that the likelihood of finding a third party purchaser for the publicly held minority interest in PXP was low, and the fact that no potential alternative offer had been presented to the independent directors committee after Phoenix's initial offer was publicly announced on July 25, 2000; and

     . the possible conflicts of interest of certain directors and members of management of both PXP and Phoenix discussed below under "SPECIAL FACTORS --Interests of Certain Persons in the Merger."

     PXP Board. In reaching its determinations referred to above, the PXP board considered the following factors, each of which, in the view of the PXP board, supported such determinations:

     . the conclusions and recommendations of the independent directors committee;

     . the factors referred to above as having been taken into account by the independent directors committee, including the receipt by the independent directors committee of the opinion of Salomon Smith Barney that, based upon and subject to the assumptions and limitations stated therein, as of the date of the opinion, the $15.75 per share to be received by the public stockholders of PXP in the merger was fair from a financial point of view to such holders; and

     . the fact that the terms and conditions of the merger agreement were the result of arm's-length negotiations between the independent directors committee and Phoenix.

     The members of the PXP board, including the members of the independent directors committee, evaluated the merger in light of their knowledge of PXP's management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition, operating results, prospects, current business strategy and competitive position, and based upon the advice of financial and legal advisors.

     PXP's board, including the members of the independent directors committee, believes that the merger is procedurally fair because, among other things:

     . the independent directors committee consisted of independent directors appointed to represent the interests of the public stockholders of PXP;

     . the independent directors committee retained and was advised by its own independent legal counsel;

     . the independent directors committee retained and was advised by Salomon Smith Barney, as its independent financial advisor, to assist it in evaluating a potential transaction with Phoenix;

     . the $15.75 per share price resulted from active arm's-length bargaining between representatives of the independent directors committee, on the one hand, and representatives of Phoenix, on the other;

     . the independent directors committee engaged in detailed deliberations in evaluating the merger and alternatives thereto; and

     . the independent directors committee is a mechanism well established under Delaware law in transactions of this type.

     The PXP board of directors and the independent directors committee recognized that, while consummation of the merger will result in all public stockholders being entitled to receive $15.75 for each of their shares, it will eliminate the opportunity for current public stockholders to participate in the benefit of increases, if any, in the value of PXP's business following the merger. They also recognized that the merger agreement does not require adoption by the holders of a majority of the shares of common stock held by PXP's public stockholders. Nevertheless, the independent directors committee and the PXP board have concluded that these facts do not justify foregoing the receipt of the immediate cash premium represented by the $15.75 per share price. Neither the independent directors committee nor the PXP board considered the liquidation of PXP's assets to be a viable course of action based on Phoenix's desire for PXP to continue to conduct its business as a subsidiary of Phoenix. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the merger. In view of the wide variety of factors considered in connection with their respective evaluations of the merger, neither the independent directors committee nor the PXP board found it practicable to, and accordingly, did not, quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their determinations. The foregoing discussion of the information and factors considered by the independent directors committee and the PXP board is not intended to be exhaustive but is believed to include all material factors considered by the independent directors committee and the PXP board. The PXP board, based upon the unanimous recommendation of the independent directors committee: (a) unanimously determined that the terms of the merger and the merger agreement are fair to and in the best interests of PXP's public stockholders; (b) unanimously approved the merger agreement and declared it advisable; and (c) unanimously recommended that PXP's stockholders adopt the merger agreement.

Opinion of the Financial Advisor for the Independent Directors Committee

     The independent directors committee retained Salomon Smith Barney as its financial advisor in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered a written opinion to the independent directors committee on September 10, 2000 to the effect that, based upon and subject to the considerations and limitations set forth in its opinion, its work described below and other factors it deemed relevant, as of that date, the merger consideration of $15.75 per share was fair, from a financial point of view, to PXP's public stockholders.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix B to this proxy statement. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read Salomon Smith Barney's opinion carefully and in its entirety. Salomon

Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by PXP's public stockholders, and it does not address the underlying business decision to effect the merger. Salomon Smith Barney's opinion was provided for the information of the independent directors committee in the evaluation of the merger, and is not intended to be and does not constitute a recommendation to any holder of shares of PXP common stock as to how such holder should vote on any matters relating to the merger.

     In connection with rendering its opinion, Salomon Smith Barney, among other things:

     .    Reviewed a draft of the merger agreement dated September 7, 2000;

     . reviewed certain publicly available business and financial information that Salomon Smith Barney deemed relevant relating to PXP and the industry in which it operates;

     . reviewed and analyzed certain financial projections and other non-public financial and operating data concerning the business and operations of PXP that were provided to or reviewed with Salomon Smith Barney by the management of PXP;

     . reviewed certain publicly available business and financial information with respect to certain other companies that Salomon Smith Barney believed to be relevant or comparable in certain respects to PXP, and the trading markets for such other companies' securities;

     . reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, PXP common stock;

     . reviewed the financial terms of certain business combinations and acquisition transactions that Salomon Smith Barney deemed reasonably comparable to the merger and otherwise relevant to Salomon Smith Barney's inquiry;

     . discussed with members of PXP's senior management and certain officers and employees of PXP the foregoing, including the past and current business operations, financial condition and prospects of PXP, as well as other matters that Salomon Smith Barney believed relevant to its inquiry; and

     . considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as Salomon Smith Barney deemed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon
Smith Barney assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information publicly available or provided to, discussed with, or reviewed by or for Salomon Smith Barney. Salomon Smith Barney also assumed that the final form of the merger agreement would not vary in any respect that is material to Salomon Smith Barney's analysis from the last draft reviewed by Salomon Smith Barney. With respect to the information contained in the financial projections for PXP provided to, discussed or reviewed with Salomon Smith Barney by the management of PXP, Salomon Smith Barney was advised by management of PXP, and Salomon Smith Barney assumed, that the projections were reasonably prepared on bases reflecting the best available estimates and judgments on the part of management of PXP, as to the future financial performance of PXP at that time. We refer you to the information under the heading "FINANCIAL PROJECTIONS." Salomon Smith Barney expressed no view as to the projections or the information or the assumptions on which they were based.

          Salomon Smith Barney did not assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities (contingent or otherwise) of PXP, nor for conducting a physical inspection of the properties and facilities of PXP, and Salomon Smith Barney was not furnished with any such evaluation or appraisal. Salomon Smith Barney's opinion necessarily was based on the information available to it, and market, economic and other conditions as they existed and could be evaluated on September 10, 2000, and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after September 10, 2000.

          Salomon Smith Barney's opinion, and the presentation of Salomon Smith Barney to the independent directors committee, was only one of the many factors taken into consideration by the independent directors committee in making its determination to recommend that the board of directors approve the merger agreement and declare its advisability. See "SPECIAL FACTORS - Recommendations of the Independent Directors Committee and Board of Directors; Reasons for the Merger." The terms of the merger agreement were determined through negotiations between the independent directors committee and Phoenix. The decision to approve the merger agreement and declare its advisability was solely that of the PXP board of directors, based upon the recommendation of the independent directors committee. In connection with the preparation of its opinion, Salomon Smith Barney was not authorized to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of PXP. Salomon Smith Barney noted in rendering its opinion that PHL stated in its initial offer letter of July 24, 2000 that it was not interested in selling its interest in PXP.

          In connection with rendering its opinion to the independent directors committee, Salomon Smith Barney performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or of Salomon Smith Barney's presentation to the independent directors committee. In addition, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying Salomon Smith Barney's opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon Smith Barney in arriving at Salomon Smith Barney's opinion, Salomon Smith Barney made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors.
Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to PXP, and none of the other transactions utilized as a comparison is identical to the proposed merger. Accordingly, any analysis of publicly traded comparable companies or comparable transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared. The range of valuation for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual value of PXP. In its analyses, Salomon Smith Barney made numerous assumptions with respect to PXP, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PXP. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses.

Financial Analyses

          The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion dated September 10, 2000.

          Normalized Price Analysis. As an initial step in its analysis, Salomon Smith Barney considered the closing market price per share of PXP common stock as of July 24, 2000, the day of PHL's initial offer regarding a potential transaction between PHL and PXP (which was received after the market closed), and found the price to be $10.81.

          Since the market price of PXP common stock following the initial offer included the effects of speculation regarding the terms and timing of a potential transaction, Salomon Smith Barney selected a group of investment advisors having a market capitalization of less than $2 billion which included Affiliated Managers Group, Inc., Gabelli Asset Management Inc., Eaton Vance Corporation, The John Nuveen Company and Waddell & Reed Financial Inc., referred to herein as the Selected Small Cap Peer Group, and examined the changes in the market prices of this group, for the period from July 24, 2000 until September 8, 2000 (the last trading day prior to the date Salomon Smith Barney rendered its opinion to the independent directors committee). Salomon Smith Barney calculated the change in the price level of the Selected Small Cap Peer Group and found that the change in the index over that period was an increase of 13.6%. Applying that percentage increase to the closing market price per share of PXP common stock on

July 24, 2000, Salomon Smith Barney obtained a "normalized" price per share of PXP common stock of $12.29, which it considered to be a reasonable approximation of the price per share of PXP common stock that might have been expected to exist on September 8, 2000 absent public statements regarding a potential transaction.

          Premium Analysis. Salomon Smith Barney calculated that the merger consideration of $15.75 per share represented the following premiums over the trading price for PXP common stock:

     . A 28.2% premium over the "normalized" price per share of PXP common stock as of September 8, 2000;

     . A 30.6% premium over the highest closing price of PXP common stock during the year prior to PHL's initial offer, and a 147.1% premium over the lowest closing price of PXP common stock during that year;

     . A 45.7% premium over the closing price per share of PXP common stock the day prior to PHL's initial offer;

     . A 40.0% premium over the closing price per share of PXP common stock one week prior to PHL's initial offer;

     . A 42.6% premium over the average closing price per share of PXP common stock for the week prior to PHL's initial offer;

     . A 62.6% premium over the closing price per share of PXP common stock four weeks prior to PHL's initial offer;


     . A 45.0% premium over the average closing price per share of PXP common stock for the four weeks prior to PHL's initial offer;

     . A 98.4% premium over the closing price per share of PXP common stock three months prior to PHL's initial offer; and

     . A 65.9% premium over the average closing price per share of PXP common stock for the three month period before PHL's initial offer.

          Going Private Implied Premium Analysis. Salomon Smith Barney also analyzed the premiums offered in other domestic "going private" transactions for the periods since 1992 and 1999 where the transaction value was at least $40 million and the acquiring party owned at least 40% of the target firm prior to the transaction, in each case separately for (1) financial institutions as a group and (2) all target firms as a group where the consideration offered consisted solely of cash. Based upon these analyses, Salomon Smith Barney calculated implied valuations for PXP common stock as follows:

                         Based on Median Premium to Price of                Implied Value per share of PXP
                                    Target Stock                             Common Stock based on Median
                                                                                        Premium

                         Four weeks prior       One week prior to     Four weeks prior         One week prior to
                         to initial offer         initial offer       to initial offer           initial offer
Cash Transactions:
---------------------------------------------------------------------------------------------------------------
         Since 1992          24.9%                  22.1%                  $12.09                    $13.74
         Since 1999          40.6                   26.0                    13.62                     14.17

Financial
Institution
Transactions:
-------------------------------------------------------------------------------
     Since 1992           21.5            20.0           11.77           13.49
     Since 1999           46.3            39.7           14.17           15.72


     Finally, Salomon Smith Barney analyzed the premiums paid in the following recent selected "going private" transactions involving financial institution targets, and based upon these analyses, calculated implied valuations for PXP common stock as follows:

                                    Premium to Price of Target                         Implied value per share of PXP
                                              Stock                                  Common Stock based on Premium Paid

                                 Four weeks              One week                Four weeks  prior to         One week prior
                                  prior to               prior to                    announcement             to announcement
                                announcement           announcement

                                ----------------------------------------------------------------------------------------------------
Metropolitan Life               52.1%                  38.9%                     $14.73                       $15.63
Insurance Company/
Conning Corporation
(target)
------------------------------------------------------------------------------------------------------------------------------------
Hartford Financial Services     43.3                   40.3                       13.88                        15.78
  Group Inc./Hartford Life
  Inc. (target)
-----------------------------------------------------------------------------------------------------------------------------------
Citigroup Inc./Travelers        35.1                   39.5                       13.08                        15.70
Property Casualty Corp.
(target)

     Public Market Comparable Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the operating performance and market valuation of two groups of publicly traded investment advisors considered by Salomon Smith Barney to be comparable to PXP. In order to analyze market valuation, Salomon Smith Barney calculated a variety of trading multiples, including firm value as a multiple of last twelve months, or LTM, revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, firm value as a multiple of last quarter annualized, or LQA, EBITDA, and market value as a multiple of LTM cash flow, pre-tax earnings and earnings, and as a multiple of estimated earnings per share for 2000 and 2001.

     The first group utilized by Salomon Smith Barney consisted of broadly comparable "pure play" investment advisors or the Peer Group, and included Affiliated Managers Group, Inc., AMVESCAP PLC, BlackRock Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management Inc., The John Nuveen Company, Neuberger Berman Inc., Stilwell Financial Inc., T. Rowe Price Associates, Inc., and Waddell & Reed Financial Inc. The second group consisted of the Selected Small Cap Peer Group, members of which had market capitalizations more similar to that of PXP.

     Using the comparable operating data for PXP, Salomon Smith Barney calculated the implied valuation range for a share of PXP common stock based upon the median multiple for each of the measures described above and the average of the implied valuation ranges calculated for each such median multiple. Salomon Smith Barney performed this analysis once using each of the measures of value described above, or the all metrics analysis, and a second time using only the prospective measures of value, LQA EBITDA, and estimated 2000 and 2001 earnings, or the prospective metrics analysis. The results of these analyses are as follows:

                                                     Implied Value Range
Selected Small Cap Peer Group:
All Metrics                                            12.08  -  13.50
     Prospective Metrics                               10.80  -  12.07
Peer Group:
     All Metrics                                       15.64  -  17.44
     Prospective Metrics                               13.28  -  14.81

     Discounted Cash Flow Analysis. Based on the projections provided by PXP's management, Salomon Smith Barney performed a discounted cash flow, or DCF, analysis on PXP to estimate an implied valuation range for a share of PXP common stock. This range was determined by adding (i) the present value of the estimated future after-tax cash flow stream that PXP could generate over a five-year period and (ii) the present value of the "terminal value" of a share of PXP common stock at the end of the five year period, December 31, 2004.

     In calculating the terminal value of PXP common stock at the end of the five-year period, Salomon Smith Barney applied a range of multiples of 8.0x to 10.0x to forecasted EBITDA for 2004. The after-tax cash flows and terminal values were then discounted back to June 30, 2000 using a range of discount rates from 12.0% to 14.0%.

      Based upon such analyses, Salomon Smith Barney estimated an implied valuation range for a share of PXP common stock of $15.85 to $21.23.

     Private Market Analysis. Salomon Smith Barney reviewed publicly available information with respect to the following nine acquisitions of domestic asset managers occurring from 1997 to 2000 in transactions involving a purchase price greater than $300 million for which sufficient data was available. In connection with its analysis, Salomon Smith Barney noted that such transactions, unlike the merger, involved the sale of all or substantially all of the target company's stock.

Date of Announcement             Acquiror                      Target

June 20, 2000           Alliance Capital Management  Sanford C. Bernstein & Co.
June 20, 2000           Old Mutual Plc               United Asset Management
June 16, 2000           CDC Asset Mgmt.              Nvest, L.P.
June 12, 2000           Liberty Financial Companies  Wanger Asset Mgmt., LP
May 15, 2000            Unicredito Italiano Group    Pioneer Group
January 13, 2000        Charles Schwab               U.S. Trust Corp.
November 1, 1999        Allianz AG                   PIMCO Advisors LP
August 10, 1998         Northwestern Mutual Life     Frank Russell Company
November 5, 1997        PIMCO Advisors LP            Oppenheimer Capital

     For each transaction, Salomon Smith Barney calculated a variety of transaction multiples, including firm value as a percentage of assets under management and as a multiple of LTM revenues and EBITDA, and equity value as a multiple of LTM pre-tax income and net income.

     Using the comparable data for PXP, Salomon Smith Barney calculated an implied valuation range for PXP common stock based upon the median multiple for each of the measures of value described above, and the average of such implied valuation ranges for each share of PXP common stock. Based upon such analysis, Salomon Smith Barney estimated an implied valuation range for a share of PXP common stock of $18.33 to $20.45.

     Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in, among other things, the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. The independent directors committee retained Salomon Smith Barney as its financial advisor because of its reputation, expertise in the valuation of companies, substantial experience in transactions such as those contemplated by the merger agreement and familiarity with the investment management industry.

     Salomon Smith Barney, in the ordinary course of business, may have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to PXP, PHL and/or their respective affiliates, as the case may be, for which it has received or will receive fees. In the ordinary course of business, Salomon Smith Barney or its affiliates may hold or actively trade in the debt and equity securities of PXP, PHL and/or their respective affiliates, as the case may be, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain other business relationships with PXP, PHL and/or their respective affiliates.

     Pursuant to the terms of Salomon Smith Barney's engagement, PXP has paid and agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger:

     (i) A retainer fee of $50,000, which was paid upon the commencement of Salomon Smith Barney's engagement; and

     (ii) An additional fee equal to $1,250,000, plus 0.80% of the additional consideration payable under the merger agreement to holders of PXP common stock, convertible securities and options resulting from merger consideration in excess of $14.00 per share of PXP common stock, plus 0.20% of the additional consideration resulting from merger consideration in excess of $15.50 per share of PXP common stock, 25% of which was paid upon delivery of Salomon Smith Barney's opinion, and 75% of which will be payable upon the consummation of the merger (less the retainer fee paid under clause (i) above).

     PXP has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other expenses incurred in connection with its engagement (including the reasonable fees and expenses of its counsel), and to indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses, including liabilities under the federal securities laws, arising out of or relating to Salomon Smith Barney's engagement.

Position of Phoenix as to Fairness of the Merger

     Phoenix has considered the factors examined by the independent directors committee and the board of directors of PXP described in detail above. Based on these factors, Phoenix believes that the merger agreement is fair to PXP's public stockholders. Some of the directors of Phoenix are directors and executive officers of PXP and have interests in the merger not shared by PXP's public stockholders. These interests are described below under the heading "Interests of Certain

Persons in the Merger". Phoenix has indicated its intention to vote in favor of the adoption of the merger agreement at the special meeting.

Interests of Certain Persons in the Merger

     General. In considering the recommendations of the independent directors committee and the PXP board of directors, you should be aware that some of PXP's officers and directors have interests in the merger or have relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The independent directors committee and the PXP board were aware of these actual or potential conflicts of interest and considered them along with other matters which have been described in this proxy statement under the heading "SPECIAL FACTORS --Recommendations of the Independent Directors Committee and Board of Directors; Reasons for the Merger".

     Relationship between PXP and its Officers and Directors. We refer you to the information under the heading "CURRENT MANAGEMENT OF PXP" and under the heading "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for information regarding our current officers and directors and their stock ownership in PXP. PXP's officers and directors who own PXP common stock at the effective time of the merger will be entitled to receive the $15.75 per share merger consideration for their shares.

     Ownership of Phoenix. Phoenix is a mutual insurance company owned by its members. On April 20, 2000, Phoenix announced that its board of directors had authorized the company to develop a plan for conversion from a mutual to a publicly traded stock company.

     Treatment of PXP Options. PXP's chief executive officer and the four most highly compensated executive officers other than the chief executive officer currently hold options to purchase an aggregate of 1,279,908 shares of PXP common stock that were granted under PXP's employee benefit plans at exercise prices ranging from $6.31 to $8.44 per share.

     At the effective time of the merger, each unexercised stock option outstanding under PXP's employee benefit plans, whether or not vested or exercisable, will become fully vested and exercisable, and will be converted into the right to receive an amount in cash equal to the merger consideration of $15.75 per share less the exercise price of the stock option. Upon such conversion, each stock option will automatically be cancelled.

     Any amounts actually paid to these officers and directors of PXP for the cancellation of their stock options under PXP's employee benefit plans will be reduced by any applicable federal and state income and payroll tax withholdings.

     Continued Employment by PXP. Following the merger, the current officers of PXP will continue to provide services to PXP, the surviving corporation, as they did prior to the merger.

     Indemnification and Insurance of PXP's Directors and Officers. Phoenix also agreed that, for six years after the effective time of the merger, the surviving company will maintain PXP's current provisions in its certificate of incorporation and bylaws with respect to officers and directors indemnification. Phoenix has also agreed that, for six years after the effective time of the merger, the surviving company will maintain PXP's officers' and directors' liability insurance to the extent available on commercially reasonable terms.

Consequences of the Merger

     Pursuant to the merger agreement, subject to the fulfillment or waiver of specified conditions, PXP will be merged with a subsidiary of Phoenix, and PXP will continue as the surviving company in the merger. As a result of the merger, PXP's public stockholders will be entitled to receive $15.75 in cash, without interest, for each share of PXP common stock outstanding at the time of the merger unless they are dissenting shareholders who perfect their appraisal rights. Following the merger, PXP's public stockholders will cease to have any ownership interest in PXP and to participate in PXP's future earnings or growth, if any, or benefit from any increases, if any, in the value of PXP common stock.

     As a result of the merger, Phoenix, through its wholly-owned subsidiary PM Holdings, will own 100% of the outstanding common stock of PXP. In addition, Phoenix will have 100% of the benefit of any future earnings of PXP or increases in the value of PXP and will bear 100% of the risk of any future losses of PXP or decrease in value of PXP.

     PXP will delist its common stock from the New York Stock Exchange and price quotations will no longer be available. PXP common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, PXP will terminate the registration of its common stock under the Exchange Act and will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act. Accordingly, PXP will no longer be required to file periodic reports with the Securities and Exchange Commission, or SEC, for example Form 10-Ks, 10-Qs and 8-Ks. In addition, PXP will no longer be subject to the proxy rules of Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going-private provisions of Rule 13e-3 of the Exchange Act.

     At the close of the merger, each outstanding option to purchase shares of PXP common stock under PXP's employee benefit plans, whether vested or not vested and whether exercisable or not exercisable, will become fully vested and exercisable and will be converted into and become the right to receive cash equal to $15.75 minus the exercise price of the particular option. Thereafter, all options to purchase shares of PXP common stock granted under our employee benefit plans, whether vested or not, will be canceled and will cease to exist.

     PXP's certificate of incorporation and bylaws in effect immediately before the merger will become the surviving company's certificate of incorporation and bylaws immediately after the merger.

     The directors of the newly-formed company, with which PXP will be merged, will become the surviving company's directors immediately after the merger. PXP's executive officers immediately before the merger will continue as the surviving company's executive officers immediately after the merger.

Benefits and Detriments of the Merger to PXP and PXP's Stockholders

     Benefits and Detriments of the Merger to PXP. PXP believes that the merger will have the following benefits to PXP:

     . as a private company (which will occur as a result of the merger), PXP will have greater operating flexibility, and it is anticipated that PXP's management will be able to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on PXP's long-range business interests without having to consider the possible adverse short-term effect of such decisions upon the market price of PXP common stock and the interests of PXP's public shareholders;

     . the operational and administrative costs currently incurred in connection with PXP's status as a reporting public company will be eliminated.

     PXP believes the detriments of the merger to PXP are:

     . PXP will no longer have direct access to the public securities markets;

     . PXP will be unable to use its own publicly traded securities as acquisition capital; and

     . PXP will be unable to grant options to its employees to purchase its own publicly traded securities.

     Benefits and Detriments of the Merger to PXP's Stockholders. PXP believes that the merger will result in the following benefits to you:

     . it will allow you to immediately realize the value of your investment in PXP in cash at a price which represents a significant premium to the market price for PXP common stock before the public announcement of Phoenix's proposal to acquire all of the outstanding shares of PXP common stock not owned or controlled by it. The merger consideration of $15.75 per share represents a 45.7% premium over the $10.81 closing price of PXP common stock on July 24, 2000; and

     . it will eliminate the risk of any future decline in the value of your investment in PXP.

     PXP believes the detriments to you of the completion of the merger are:

     . you will cease to have any ownership interest in PXP and will cease to participate in PXP's future earnings or growth, if any, or benefit from increases, if any, in PXP's value; and

     . you may recognize a taxable gain as a result of the merger (see "SPECIAL FACTORS -- U.S. Federal Income Tax Considerations").

     Phoenix and its affiliates will have the opportunity to participate in PXP's future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of PXP.

     All holders of options to purchase shares of PXP common stock, including directors and officers of PXP, will receive a cash payment for cancellation of their outstanding options granted under PXP's employee benefit plans equal to the merger consideration less the exercise prices of their options. Additionally, holders of convertible debentures may convert at any time prior to the merger and receive the merger consideration in exchange for the shares of PXP common stock issued upon conversion of the convertible debentures. Prior to the merger, PXP intends to take action so that holders of convertible debentures who convert after the effective time of the merger will receive the merger consideration they would have received had they converted prior to the merger.

Plans for Surviving Company After the Merger

     It is expected that, following consummation of the merger, the operations and business of PXP will be conducted substantially as, and as independently as, they are currently conducted. The merger will allow PXP and Phoenix to work more collaboratively in the execution of a wealth management strategy. Neither PXP nor Phoenix has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving PXP's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, PXP and Phoenix will continue to evaluate PXP's business and operations after the merger from time to time, and may propose or develop new plans and proposals which either considers to be in the best interests of PXP and Phoenix.

U.S. Federal Income Tax Consequences

     The following discussion is a summary of material United States federal income tax consequences of the merger to PXP's stockholders whose shares of common stock are held as capital assets and converted into the right to receive $15.75 cash per share as a result of the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger. For example, this summary:

     . does not consider the effect of any applicable state, local or foreign tax laws;

     . does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances;

     . is not intended for stockholders who may be subject to special federal income tax rules, such as:

          .    insurance companies;

          .    tax-exempt organizations;

          .    financial institutions or broker-dealers;

          . stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

          . stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

          . stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States;

     .    does not address tax consequences to holders of stock options;
          and

     . does not address tax consequences to Phoenix, its affiliates or any person who would be treated as constructively owning PXP's common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code; these persons must consult with their tax advisor to determine the tax consequences to them.

     This summary assumes that stockholders have held their PXP common stock as a "capital asset" under the Internal Revenue Code. Generally, a "capital asset" is property held for investment.

     This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Neither PXP nor Phoenix nor any of its affiliates has sought or intends to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any of these changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

     You should consult your own tax advisor with respect to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

     Treatment of Holders of Common Stock. The conversion of your shares of PXP common stock into the right to receive $15.75 per share as a result of the merger, or cash received pursuant to the exercise of your appraisal rights, will be fully taxable to you. Subject to the assumptions and limitations described above, you will recognize a capital gain or loss equal to the difference between:

     .    the amount of cash you receive in the merger; and

     .    your tax basis in your PXP common stock.

     Generally, your tax basis in your common stock will be equal to what you paid for your stock. If you are an individual:

     . long-term capital gain will be taxable at a maximum capital gains rate of 20% if you held your shares for more than one year at the time of the merger;

     . gain on shares held for one year or less will be subject to ordinary income tax rates; and

     . capital loss may only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of capital loss to subsequent years to the extent unused.

     Backup Withholding. You may be subject to backup withholding at the rate of 31% with respect to the gross proceeds you receive from the conversion of your common stock into cash unless you:

     . are a corporation or other exempt recipient and, when required, establish this exemption; or

     . provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     If, after the merger, you do not provide the paying agent with your correct taxpayer identification number, and any other documents or certifications required by the Internal Revenue Service, including, among others, Form W-9 or a substitute for this Form, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these backup withholding rules will be creditable against your federal income tax liability. The paying agent will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method the total consideration paid in the merger will be allocated among PXP's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Public Offerings and Repurchases of Common Stock

     PXP has not made an underwritten public offering for cash in the past three years. On November 7, 1996, PXP's board of directors voted to authorize a stock repurchase plan for up to two million shares of outstanding PXP common stock. Repurchases were made from time to time in the open market or through privately negotiated transactions at market prices. The stock repurchase program was completed in 1999 at a total cost of $14.7 million.

Financing; Source of Funds

     Phoenix and PXP estimate that the amount of funds required to fund the payment of the merger consideration, including payment with respect to options and the convertible debentures is approximately $434 million. Phoenix intends to obtain the funds required to pay the merger consideration from internal sources. PXP intends to obtain the funds required to make the payments with respect to the options and convertible debentures both from internal sources and from borrowings under its existing five year $175,000,000 credit agreement with a consortium of banks entered into on March 17, 1999. The interest rate under this credit agreement is variable based on LIBOR. Phoenix has guaranteed PXP's obligations under this credit agreement.

Fees and Expenses

     PXP will be responsible for paying its merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees and other related charges, which it estimates will total approximately $2.4 million, assuming the merger is completed. This amount consists of the following estimated fees:

          Description                                 Amount

          Advisory fees and expenses............            $1,750,000
          Legal fees and expenses...............               400,000
          Accounting fees and expenses..........                25,000
          SEC filing fee........................                87,000
          Printing, solicitation and
            mailing costs.......................               100,000
          Miscellaneous expenses................                38,000
                                                            ----------

                    Total.......................            $2,400,000
                                                            ==========

     In addition, Phoenix estimates that it will incur merger related fees and expenses of approximately $2,800,000, consisting primarily of fees and expenses of investment bankers, attorneys and accountants and other related charges.

Regulatory Requirements

     In connection with the merger, PXP will be required to make filings with and obtain approvals from various federal and state governmental agencies, including:

     . filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the adoption of the merger agreement by PXP's stockholders; and

     .    compliance with federal and state securities laws.

Stockholder Lawsuits Challenging the Merger

     On July 25, 2000, five lawsuits seeking class action status were filed by purported PXP stockholders in Delaware Court of Chancery against Phoenix, PXP and the directors of PXP. The plaintiffs allege, among other things, that Phoenix, PXP and the directors of PXP have breached fiduciary duties owed to PXP shareholders (other than Phoenix and its affiliates) in connection with Phoenix's initial offer to acquire the publicly held shares of PXP stockholders for $12.50 per share, which the plaintiffs contend is an unfair price.

The plaintiffs seek, among other things:

     . an order enjoining Phoenix's initial offer from being consummated (or, if consummated, an order rescinding the transaction); and

     .    an award of attorneys' fees and other costs of litigation.

Phoenix and PXP intend to vigorously defend these lawsuits.

                             ____________________

                             THE MERGER AGREEMENT
                             ____________________


     On September 10, 2000, Phoenix, PM Holdings and PXP entered into the merger agreement. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to carefully read the merger agreement in its entirety.

The Merger; Time of Closing

     At the effective time of the merger, PXP will be merged with a subsidiary of Phoenix and PXP will continue as the surviving company. As a result of the merger, you will be entitled to receive $15.75 in cash, without interest, in exchange for each of your shares of PXP common stock outstanding at the time of the merger.

     The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger.

Exchange and Payment Procedures

     PXP has appointed ComputerShare Investor Services LLC as its paying agent to handle the exchange of PXP common stock certificates for cash in the merger. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash. Upon surrender to the paying agent of a valid share certificate and a properly completed letter of transmittal, together with such other documents as the paying agent may reasonably require, you will be entitled to receive $15.75 per share. Until surrendered in this manner, each stock certificate will represent only the right to receive the merger consideration.

     You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the paying agent. A letter of transmittal will be mailed to you soon after the merger is completed.

     Any merger consideration made available to the paying agent that remains unclaimed by PXP's stockholders for six months after the time the merger is completed will be returned to PXP, as the surviving company after the merger, and any of PXP's stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration.

Transfers of Shares

     No transfers of shares of PXP common stock will be made on PXP's share transfer books after the merger is completed.

Treatment of Stock Options

     At the time the merger becomes effective, all outstanding options to purchase shares of PXP common stock that were granted under PXP's employee benefit plans, whether or not vested or exercisable, will become fully vested and exercisable, and will be converted into the right to receive an amount equal to the amount by which $15.75 exceeds the exercise price per share of the particular option. When so converted, each option will be automatically cancelled and cease to exist.

Representations and Warranties

     In the merger agreement, PXP has represented and warranted particular matters to PM Holdings. These include, among other things, representations and warranties relating to:

     .    its organization, standing and similar corporate matters;

     .    its capital structure;

     .    its subsidiaries;

     .    its authorization to enter into the merger agreement;

     . the independent directors committee's recommendation of the merger agreement and the receipt of a written fairness opinion from Salomon Smith Barney;

     . the absence of brokers' or finders' fees and expenses (other than to Salomon Smith Barney);

     .    the accuracy of its SEC filings;

     . the absence of certain changes or events since the date of its most recent quarterly financial statements filed with the SEC;

     .    the absence of material undisclosed liabilities; and

     .    compliance with applicable laws.

     The merger agreement also contains representations and warranties by PM Holdings relating to:

     .    its organization, standing and similar corporate matters;

     .    its authorization to enter into the merger agreement;

     . the absence of brokers' or finders' fees and expenses (other than to Morgan Stanley Dean Witter);

     . the accuracy of information supplied by Phoenix for PXP's SEC documents; and

     .    its financial ability to consummate the merger.

     The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

PXP's Covenants

     PXP has agreed to certain covenants in the merger agreement. The most significant of these covenants is that PXP has agreed to call a special meeting to vote on the merger agreement, prepare and mail this proxy statement and solicit your vote to adopt the merger agreement.

PM Holdings' Covenants

     PM Holdings has agreed, among other things, that:

     . for six years after the effective time of the merger, the surviving company will maintain PXP's current provisions in its certificate of incorporation and bylaws with respect to indemnification of officers and directors; and

     . for six years after the effective time of the merger, the surviving company will maintain PXP's officers' and directors' liability insurance to the extent available on commercially reasonable terms.

Phoenix's Performance Guarantee

     Phoenix is a party to the merger agreement only to guarantee PM Holdings' performance of its financial obligations and liabilities under the merger agreement.

Conditions

     Mutual Closing Conditions. Both PXP's and PM Holdings' obligations to complete the merger are subject to the satisfaction or waiver by PXP and PM Holdings of the following conditions:

     . the absence of any legal prohibition or material challenge to the merger;

     .    obtaining all required consents and authorizations;

     . adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of PXP common stock; and

     .    non-revocation of the fairness opinion of Salomon Smith Barney.

     Additional Closing Conditions for PM Holdings' Benefit. PM Holdings' obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     . the accuracy of PXP's representations and warranties in the merger agreement as of the effective time of the merger;

     . the performance by PXP in all material respects of its obligations under the merger agreement;

     . appraisal rights must not have been exercised by holders of more than five percent of PXP's outstanding common stock; and

     . PXP must have no obligation to issue any shares of its capital stock or other securities of PXP under any employee benefit plan or otherwise.

     Additional Closing Conditions for PXP's Benefit. PXP's obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     . the accuracy of PM Holdings' representations and warranties in the merger agreement as of the effective time of the merger; and

     .    the performance by PM Holdings in all material respects of its obligations under the merger agreement,

Termination of the Merger Agreement

     Right to Terminate. The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

     .    by mutual written consent of PXP and PM Holdings;

     . by either PXP or PM Holdings if the merger is not completed by December 31, 2000, so long as the failure of the terminating party to fulfill any obligation under the merger agreement is not the cause of the failure of the merger to occur on or prior to such date; or

     . by either PXP or PM Holdings if the independent directors committee withdraws, modifies or changes in any manner adverse to PM Holdings, its approval of the merger agreement or the merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

     If the merger agreement is terminated, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement.

Expenses

     Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

Amendments; Waivers

     Any provision of the merger agreement may be amended or waived before the merger becomes effective.

                   ________________________________________

               TREATMENT OF CONVERTIBLE SUBORDINATED DEBENTURES
                   ________________________________________

     PXP has outstanding 6% convertible subordinated debentures due 2015, and options therefor, which are convertible into shares of PXP's common stock. Holders of PXP's convertible debentures may convert at any time prior to the merger and receive the merger consideration in exchange for the shares of PXP common stock issued upon conversion of the convertible debentures. PXP intends to take action so that holders of convertible debentures who convert after the effective time of the merger will receive the merger consideration they would have received had they converted prior to the merger. The conversion rate is
3.11 shares of PXP common stock, or approximately $49 of merger consideration, for every $25 principal amount of the convertible debentures. Holders of convertible debentures should be aware that after November 1, 2000, PXP will have the right to redeem the convertible debentures for face value, plus accrued interest, upon prior notice. Therefore, assuming that the merger has been consummated, holders who convert will receive more money for their convertible debentures than those whose convertible debentures are redeemed by PXP if PXP redeems the convertible debentures after November 1. Holders of options to purchase PXP's convertible debentures will, upon exercise, be treated in the same manner as holders of the convertible debentures.


                         _____________________________

                               APPRAISAL RIGHTS
                         _____________________________

You Have a Right to Dissent

     Under the Delaware General Corporation Law, or DGCL, if you do not wish to accept the merger consideration of $15.75 per share for your shares of PXP common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of PXP common stock held by you, provided that you comply with the provisions of Section 262 of the DGCL.

     Holders of record of PXP common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of PXP common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     The following discussion is a summary of the provisions of Section 262 of the DGCL. The following summary is qualified in its entirety by the full text of
Section 262 of the DGCL which is reprinted in its entirety in Appendix C attached to this proxy statement. All references in Section 262 of the DGCL and in this summary to a "stockholder" or "holder" are to the record holder of the shares of PXP common stock as to which appraisal rights are asserted.

     Under Section 262 of the DGCL, holders of shares of PXP common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.
We Must Provide You Notice

     Under Section 262 of the DGCL, since we are submitting for adoption at a meeting of stockholders the merger agreement, we must notify, not less than 20 days prior to the stockholder meeting, each of our stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This proxy statement constitutes notice to the holders of shares for which appraisal rights are available and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or you wish to preserve your right to do so you should review the following discussion and Appendix C to this proxy statement carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

You Must Perfect Appraisal Rights

     A holder of shares for which appraisal rights are available wishing to exercise the holder's appraisal rights

     . must not vote in favor of the merger agreement or consent to it in writing and

     . must deliver to PXP, prior to the vote on the merger agreement at the special meeting, a written demand for appraisal of the holder's shares.

     Any proxy that does not contain voting instructions will, unless revoked, be voted for adoption of the merger agreement. Therefore, a shareholder who votes by proxy and who wishes to exercise his, her, or its appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of said merger agreement.

     A written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against approving the merger. This demand must reasonably inform PXP of the identity of the stockholder and of the stockholder's intent to demand appraisal of his, her or its shares. A holder of appraisal shares wishing to exercise such holder's appraisal rights must be the record holder of the shares for which appraisal rights are available on the date the written demand for appraisal is made and must continue to hold these shares until the completion of the merger. Accordingly, a holder of shares for which appraisal rights are available who is the record holder of these shares on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to the completion of the merger, will lose any right to appraisal in respect of these shares.

     Only a record holder of shares for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. If the shares for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers.

     A record holder that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to these shares for which appraisal rights are available held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is being sought. When no number of shares for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares in brokerage accounts or other nominee forms and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     All written demands for appraisal should be sent or delivered to:

               Phoenix Investment Partners, Ltd.
               56 Prospect Street
               Hartford, Connecticut 06115
               Attention: Nancy Engberg, Secretary

We Must Notify Each Stockholder Who Has Properly Asserted Appraisal Rights

     Within 10 days after the completion of the merger, the surviving company will notify each stockholder who has properly asserted appraisal rights under
Section 262 of the DGCL, and who has not voted in favor of the merger agreement, of the date the merger became effective.

A Petition Must Be Filed in the Delaware Chancery Court

     Within 120 days after the completion of the merger, but not thereafter, the surviving company, or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares whose holders are entitled to appraisal rights. PXP is under no obligation to, and has no present intention to file, a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262 of the DGCL.

Stockholders May Request Information

     Within 120 days after the completion of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of PXP common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request has been received by the surviving company, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

A Court Will Determine Stockholders Entitled to Appraisal Rights, Fair Value and Allocation of Expenses

     If a petition for appraisal is duly filed by a holder of shares of common stock and a copy is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of shares of common stock who have demanded appraisal of their shares. After notice to such holders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights under that section and will appraise the "fair value" of their shares of PXP common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery may require the holders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any holder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such holder.

     Stockholders should be aware that the fair value of their shares of PXP common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of PXP common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under section 262 of the DGCL. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery must take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that shed any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose appraisal shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

No Right to Vote Appraisal Shares or Receive Dividends or Distribution on Appraisal Shares

     Any holder of shares for which appraisal rights are available who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not be entitled to vote those shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of these shares as of a record date prior to the completion of the merger).

Failure to Perfect Appraisal Rights

     If any stockholder who properly demands appraisal of his, her or its appraisal shares under section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in section 262 of the DGCL, the stockholder's shares of PXP common stock will be converted into the right to receive the merger consideration of $15.75 per share. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if this stockholder delivers to PXP a written withdrawal of his, her or its demand for appraisal. Any attempt to withdraw an appraisal demand more than 60 days after the completion of the merger will require the written approval of the surviving company.

     Cash received pursuant to the exercise of appraisal rights will be subject to income tax. For additional information, we refer you to the information under the heading "SPECIAL FACTORS -- U.S. Federal Income Tax Consequences."

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your rights. Under these circumstances, you will be entitled to receive the $15.75 per share merger consideration with respect to your shares of PXP's common stock in accordance with the merger agreement.

                         _____________________________

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                         _____________________________

     The tables below set forth selected consolidated financial information for PXP for the dates and time periods indicated. We derived the consolidated statement of income and consolidated balance sheet data as of and for the years ended December 31, 1999 and 1998 from our consolidated financial statements which have been audited by PricewaterhouseCoopers, LLP, independent public accountants, as of and for the years ended December 31, 1999 and 1998. We derived the consolidated statement of income and consolidated balance sheet data as of and for the six month periods ended June 30, 2000 and 1999 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 2000. You should read the selected consolidated financial data presented below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements with related notes and other financial information contained or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, which we incorporate by reference in this proxy statement. For additional information, we refer you to the information under the heading "DOCUMENTS INCORPORATED BY REFERENCE."

                                            For the Six Months          For the Year Ended,
                                                  Ended,

(in thousands, except per share data)       June 30,    June 30,        December 31,  December 31,
                                              2000        1999*            1999*          1998
                                              ----        ----             ----           ----
Operating revenues                          $165,001    $135,964         $286,628      $221,547

Operating income                              45,694      31,810           69,089        48,685

Net income                                    25,981      13,418           26,711        34,640

Basic earnings per share                        0.59        0.31             0.61          0.76

Diluted earnings per share                      0.51        0.28             0.55          0.68

Current assets                               111,491      99,289           92,140        83,539

Noncurrent assets                            561,153     582,297          610,875       480,179

Current liabilities                           64,556      50,501           64,897        53,223

Long-term obligations                        214,719     280,083          239,513       146,561

Convertible subordinated debentures           76,244      76,364           76,364        76,364

Other noncurrent liabilities                  43,728      52,057           45,656        53,446

Minority interest                              1,092       2,139            4,255         2,531

Book value per share                            6.14        5.51             5.74          5.30

Cash dividends declared per common
share                                           0.16        0.12             0.24          0.24

*1999 includes the Zweig Fund Group from March 1, 1999 to December 31, 1999.

                         _____________________________

                             FINANCIAL PROJECTIONS
                         _____________________________

     We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare projections which we provided to Salomon Smith Barney in connection with its analysis of the fairness, from a financial point of view, of the merger consideration to be received by PXP's public stockholders and to Phoenix and its financial advisor, Morgan Stanley Dean Witter. The projections set forth below are included in this proxy statement solely because this information was provided to Salomon Smith Barney and Morgan Stanley Dean Witter. We refer you to the information under the heading "SPECIAL FACTORS -- Background of the Merger" and "SPECIAL FACTORS -- Opinion of the Financial Advisor for the Independent Directors Committee" for more information about Salomon Smith Barney's role in the merger and "SPECIAL FACTORS -- Background of the Merger."

     The projections set forth below were prepared as of February, 2000. They were not prepared by PXP with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by, PXP's independent auditors, or any other independent accountants. The projections reflect numerous assumptions, all made by PXP's management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond PXP's control. In the view of PXP's management, however, this information was prepared on a reasonable basis and reflects the best available estimates and judgments and presents, to the best knowledge and belief of PXP's management, as of the date they were prepared, the expected course of action and the expected future financial performance of PXP. The following projections and information are not facts. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results could be materially greater or less than those contained in the projections set forth below. In addition, we refer you to the information under the heading "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

     The inclusion of the projections in this proxy statement should not be regarded as an indication that PXP or any of its respective representatives, or respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward-looking information of any kind, we caution against undue reliance on such information. We do not intend to update or revise such projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, unless required by law.

     The table below summarizes the material aspects of the projections that were provided to Salomon Smith Barney and Morgan Stanley Dean Witter:

                  Projected Consolidated Statements of Income

(in thousands)
                                      2000       2001       2002
                                    --------   --------   --------

Total Revenues                      $331,207   $353,412   $392,154

Total Operating Expenses             234,094    248,806    265,560
                                    --------   --------   --------

Operating Income                      97,113    104,606    126,594

Net Income                            40,495     44,046     57,135

EBITDA Margin                          39.10%     38.85%     40.36%


     In preparing the above financial projections, PXP has made assumptions about its market, growth rates and other factors that may affect the accuracy of these financial projections. These projections assume that revenues would increase 16%, 7% and 11% in years 2000 through 2002. Redemption and withdrawal rates were based primarily on industry averages and management's best estimates. Performance rates assumed returns of approximately 10% for equity investments, 6.5% for fixed income investments and 5% for money market investments. Expense estimates for year 2000 assumed increases in base compensation averaging approximately 5% and incentive compensation in line with industry averages. Employment expenses for years 2001 and 2002 assumed increases of 4% each year over the prior year. Other operating expenses were assumed to increase 8% in year 2000 and 3% in each of years 2001 and 2002.

     The projections set forth above should be read together with the "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" included in this proxy statement. These projections should also be read together with our historical financial statements, and other financial information, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in our 1999 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, each of which is incorporated by reference into this proxy statement.

                         _____________________________

              COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
                         _____________________________

     Our common stock is traded on the New York Stock Exchange under the symbol "PXP". The table below sets forth the high and low sales prices per share, and the cash dividend paid per share, in each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by the New York Stock Exchange. The common stock prices do not include adjustments for retail markups, markdowns or commissions.

                                                   HIGH        LOW     DIVIDENDS
                                                   ----        ---     ---------

FISCAL YEAR ENDING DECEMBER 31, 2000
Third Quarter.........................            $15.75     $10.50      $0.08
Second Quarter........................             10.50       7.13       0.08
First Quarter.........................              8.38       6.38       0.08

FISCAL YEAR ENDED DECEMBER 31, 1999
Fourth Quarter........................            $ 9.00     $ 7.50      $0.06
Third Quarter.........................              9.25       8.19       0.06
Second Quarter........................             10.13       8.38       0.06
First Quarter.........................              9.19       7.00       0.06

FISCAL YEAR ENDED DECEMBER 31, 1998
Fourth Quarter........................            $ 8.75     $ 6.69      $0.06
Third Quarter.........................              9.44       6.63       0.06
Second Quarter........................              9.88       8.19       0.06
First Quarter.........................              9.38       7.38       0.06


     On July 24, 2000, the last day of trading prior to our public announcement of Phoenix's proposal to acquire all of the outstanding shares of PXP common stock (other than those held by Phoenix and its affiliates), the high, low and closing sales prices per share of our common stock as reported by New York Stock Exchange were $10.94, $10.69 and $10.81, respectively. On September 8, 2000, the last trading day before the public announcement of the merger agreement, the high, low and closing sales prices per share of our common stock as reported by New York Stock Exchange were $14.88, $14.50 and $14.50, respectively. On ____________, 2000, the last trading day before the printing of this proxy statement, the high, low and closing sales prices per share of our common stock as reported by New York Stock Exchange were $____, $____ and $____, respectively. You should obtain current market price quotations for PXP common stock in connection with voting your shares.

     On the record date for the special meeting, there were approximately ___ holders of record of PXP common stock.

                         _____________________________

                       COMMON STOCK PURCHASE INFORMATION
                         _____________________________

  The following sets forth information with respect to purchases of shares of PXP common stock by PXP, Phoenix and PM Holdings during the past two years.

                              No. of Shares        Average Price
                              Purchased During     Paid During
Quarter/Year    Purchaser     Quarter              Quarter
------------    ---------     ----------------     -------------

Q3-2000           -                          -                 -

Q2-2000           -                          -                 -

Q1-2000         PXP                     34,899              8.13

Q4-1999         PXP                    106,200              8.26

Q3-1999         PXP                    161,700              8.31

Q2-1999           -                          -                 -

Q1-1999         PXP                    270,300              7.00

Q4-1998         PXP                    189,600              6.76


     During the past 60 days, the following purchases of PXP common stock were made for the account of the executive officers of PXP and Phoenix listed below in open market transactions pursuant to automatic payroll deductions through employee benefit plans:


                                            Number of     Price
                             Purchase        Shares        per
             Name              Date         Purchased     Share
             ----              ----         ---------     -----

     Philip R. McLoughlin    8/17/2000         162        14.63

     William R. Moyer        8/17/2000          19        14.63

     John F. Sharry          8/17/2000         182        14.63

     Thomas N. Steenburg     8/17/2000          32        14.63

     Dona Young              8/17/2000          42        14.63

          David Searfoss          8/17/2000         105      14.63

          Carl Chadburn           8/17/2000           1      14.63

          Philip R. McLoughlin    9/14/2000         155      15.31

          William R. Moyer        9/14/2000           6      15.31

          John F. Sharry          9/14/2000         174      15.31

          Thomas N. Steenburg     9/14/2000          30      15.31

          Dona Young              9/14/2000          41      15.31

          David Searfoss          9/14/2000         100      15.31

          Carl Chadburn           9/14/2000           1      15.31

          Philip R. McLoughlin    9/28/2000         151      15.68

          William R. Moyer        9/28/2000          18      15.68

          John F. Sharry          9/28/2000         169      15.68

          Thomas N. Steenburg     9/28/2000          29      15.68

          Dona Young              9/28/2000          39      15.68

          David Searfoss          9/28/2000          98      15.68

          Carl Chadburn           9/28/2000           1      15.68

                         _____________________________

                           CURRENT MANAGEMENT OF PXP
                         _____________________________

     Neither PXP nor any of its current executive officers or directors have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of this proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws.

     The following sets forth (1) the names and business address of our current directors and executive officers, (2) information regarding their current positions with PXP and their period of service in such positions, and (3) their business experience for the past five years. All of the individuals listed below are citizens of the United States, except for Mr. Verdonck who is a citizen of Belgium and Mr. Williams who is a citizen of Canada.

Name                       Business Address               Position
----                       ----------------               --------
Philip R. McLoughlin       Phoenix Investment Partners,   Chairman of the Board and Chief
                           Ltd.                           Executive Officer
                           56 Prospect Avenue
                           Hartford, CT 06115

Michael E. Haylon          Phoenix Investment Partners,   Executive Vice President and
                           Ltd.                           Director
                           56 Prospect Avenue
                           Hartford, CT 06115

Robert W. Fiondella        Phoenix Home Life              Director
                           One American Row
                           Hartford, CT 06115

Marilyn E. LaMarche        Lazard Freres & Co. LLC        Director
                           30 Rockefeller Plaza
                           59th Floor
                           New York, NY 10020

James M. Oates             IBEX Capital Markets           Director
                           60 State St., Suite 950
                           Boston, MA 02109

Ferdinand L.J. Verdonck    Almanij N.V.                   Director
                           Havenlaan 2
                           Brussels, Belguim
                           B-1080

John T. Anderson           2313 Cassia Court              Director
                           Naples, FL 31409

Glen D. Churchill          33 Tamarisk Circle             Director
                           Abilene, TX 79606

Donna F. Tuttle            Korn Tuttle Capital Group      Director
                           12733 Parkyns Street
                           Los Angeles, CA 90049

David A. Williams          Roxborough Holdings, Ltd.      Director
                           One First Canadian Place,
                           Suite 6250 Toronto, Ontario
                           M5X 1C7 Canada

John F. Sharry             Phoenix Investment Partners,   President, Private Client
                           Ltd.                           Group
                           56 Prospect Avenue
                           Hartford, CT 06115

Name                       Business Address               Position
----                       ----------------               --------
William R. Moyer           Phoenix Investment Partners,   Executive Vice President and
                           Ltd.                           Chief Financial Officer
                           56 Prospect Avenue
                           Hartford, CT 06115

Michael A. Kearney         Phoenix Investment Partners,   Senior Vice President
                           Ltd.
                           56 Prospect Avenue
                           Hartford, CT 06115

Thomas N. Steenburg        Duff & Phelps Investment       Senior Vice President
                           Management Co.
                           55 E. Monroe St.
                           Suite 3600
                           Chicago, IL 60603

Elizabeth R. Rudden        Phoenix Investment Partners,   Vice President
                           Ltd.
                           56 Prospect Avenue
                           Hartford, CT 06115

Nancy J. Engberg           Phoenix Investment Partners,   Secretary, Vice President and
                           Ltd.                           Counsel
                           56 Prospect Avenue
                           Hartford, CT 06115

     Mr. McLoughlin has been Chairman of the Board of PXP since May 1997 and Chief Executive Officer of PXP since November 1, 1995. Mr. McLoughlin has also been a Director of Phoenix since February 1994 and has been employed by Phoenix as Executive Vice President -Investments since December 1988. In addition, Mr. McLoughlin serves as an officer and/or a director of various PXP subsidiaries.

     Mr. Haylon has been an Executive Vice President and a Director of PXP since November 1, 1995, and serves as President of Phoenix Investment Counsel, Inc. In addition, Mr. Haylon serves as an officer and/or a director of various other PXP subsidiaries.

     Mr. Fiondella has been Chairman of the Board and Chief Executive Officer of Phoenix since February 1994. Mr. Fiondella served as President of Phoenix from 1989 to February 2000.

     Ms. LaMarche has been a Director of Phoenix since 1989. Ms. LaMarche has been a Limited Managing Director of Lazard Freres & Co., L.L.C. (and a general partner of its predecessor), a New York based investment banking company, since January 1983.

  Mr. Oates has been Chairman of IBEX Capital Markets, Inc. since October 1996 and Managing Director of The Wydown Group since April 1994. From 1984 through 1994, he served as President and Chief Executive Officer of Neworld Bank. Mr. Oates is also a Director or Trustee of the Phoenix Mutual Funds. In addition, Mr. Oates is a Director of AIB Govett, Inc., Investor Financial Services Corporation, Investors Bank & Trust Co., Connecticut River Bancorp, Plymouth Rubber Company, Stifel Financial, Emerson Investment Management, Inc. and Command Systems. He also serves as Vice Chairman of Massachusetts Housing Partnership.

  Mr. Verdonck has been Managing Director of Almanij N.V., the holding company of the Almanij Group, since 1992. He also serves as a Director of Almanij N.V., KBC Bank & Insurance Holding Company N.V., KBC Bank N.V., KBC Insurance N.V., Brussels, Belgium, Kredietbank S.A. Luxembourgeoise, and of various affiliated companies in the Group. From 1984 to 1992, Mr. Verdonck served in various senior executive capacities with N.V. Bekaert S.A., a Belgian steel wire and cord manufacturer, both in Belgium and New York City. He also serves as Director of The Fleming Continental European Investment Trust plc. He was a Senior Vice President of Lazard Freres & Co., L.L.C. in New York from 1977 to 1984, having previously served as an International Banking Officer of Continental Illinois Bank in Chicago.

  Mr. Anderson is retired. From January 2, 1996 to December 31, 1998, Mr. Anderson was of counsel to Lord, Bissell & Brook, a Chicago law firm. From 1966 to January 2, 1996, Mr. Anderson was a partner of Lord, Bissell & Brook.

  Mr. Churchill is retired. Prior to May 1, 1992, Mr. Churchill was President and Chief Executive Officer of West Texas Utilities Company for more than the preceding five years.

  Ms. Tuttle has been President of Korn Tuttle Capital Group, a Los Angeles, California investment consulting firm, since March 1992. From January 1990 to March 1992, Ms. Tuttle was Chairman and Chief Executive Officer of Ayer Tuttle, a division of an international advertising agency. From January 1983 to January 1989, Ms. Tuttle served as U.S. Deputy Secretary of Commerce and Under Secretary of Commerce. Ms. Tuttle is also a member of the Board of Directors of Hilton Hotels Corp.

  Mr. Williams is President of Roxborough Holdings Ltd. Mr. Williams was President and Chief Executive Officer of Beutel, Goodman & Company Ltd., or BG, a Toronto, Canada investment counseling firm, from 1991 to December 1994. From 1971 to 1991, he served as Vice President of BG. Mr. Williams joined BG in 1969. PXP owned 49% of the outstanding voting capital stock of BG until December 3, 1998. Mr. Williams is also a member of the Boards of Directors of Enhanced Marketing Services, Equisure Financial Network, FRI Corporation, Krystal Bond Corporation, PICO Holdings, Inc., Pinetree Capital Corporation, Octagon Industries Ltd., Radiant Energy Corporation, Drug Royalty Corporation, Oxylene Limited, Canenerco Ltd., Carbite Golf, David S. Reid Ltd., Metro One Telecommunications, Inc. and First International Asset Management.

  Mr. Sharry has been President of the Private Client Group of PXP since January 1, 1999. From January 1, 1998 to December 31, 1998, Mr. Sharry was Executive Vice President of PXP.

From November 1995 to December 31, 1997, Mr. Sharry was Senior Vice President of the Retail Line of Business. In addition, Mr. Sharry serves as an officer of various PXP subsidiaries.

          Mr. Moyer has been Executive Vice President and Chief Financial Officer of PXP since August 1, 1999. Prior to that date, Mr. Moyer was Senior Vice President and Chief Financial Officer of PXP since November 1, 1995. In addition, Mr. Moyer serves as an officer and/or a director of various PXP subsidiaries.

          Mr. Kearney joined PXP on October 4, 1999 as Senior Vice President, Information Technology. From June 1995 to October 3, 1999, Mr. Kearney was Vice President, Information Systems of Phoenix.

          Mr. Steenburg has been Senior Vice President of PXP since January 1, 1999. From November 1, 1995 to December 31, 1998, Mr. Steenburg was Vice President and Counsel of PXP. In addition, Mr. Steenburg is Chairman and Chief Executive Officer of DPIM. In addition, Mr. Steenburg serves as an officer and/or a director of various PXP subsidiaries.

          Ms. Rudden currently holds the position of Vice President, Human Resources. From May 22, 1995 to December 31, 1995, she was Vice President, Mutual Fund Customer Service with Phoenix Equity Planning Corporation, or PEPCO.

          Ms. Engberg joined PXP on April 15, 1999 as Vice President and Counsel. From June 1997 to April 14, 1999, Ms. Engberg served as Second Vice President and Corporate Counsel for Phoenix and as counsel for Phoenix since December 1994.

                         _____________________________

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT
                         _____________________________

          The following table provides information as of the record date concerning the beneficial ownership of our common stock by: (1) each director and executive officer of PXP; (2) all executive officers and directors as a group, and (3) persons known to PXP to be the beneficial owners of more than 5% of our outstanding common stock as of the record date.

                                                                         Amount and
                                                                         Nature of               Percent of
Name of Beneficial Owner (and Address of 5% Holders)                     Beneficial              Common
---------------------------------------------------                      Ownership(1)(5)         Stock
                                                                         ---------------         -----------
Phoenix Home Life Mutual Insurance Company..........................        30,754,000(2)             63.30%
One American Row
Hartford, Connecticut 06102

Wanger Asset Management, L.P........................................         3,857,000(3)              8.72%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Dimensional Fund Advisors Inc.......................................         2,233,500(4)              5.05%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Philip R. McLoughlin................................................           380,682                     *

Michael E. Haylon...................................................           223,249                     *

John F. Sharry......................................................           151,421                     *

William R. Moyer....................................................           181,732                     *

Michael A. Kearney..................................................                 0                     *

Thomas N. Steenburg.................................................            81,254                     *

Elizabeth R. Rudden.................................................            42,774                     *

Nancy J. Engberg....................................................             5,246                     *

Robert W. Fiondella.................................................           115,154                     *

Marilyn E. LaMarche.................................................            62,355                     *

James M. Oates......................................................           102,846                     *

Ferdinand L.J. Verdonck.............................................            72,846                     *

John T. Anderson....................................................            42,423                     *

Glen D. Churchill...................................................            64,321                     *

Donna F. Tuttle.....................................................            75,927                     *

David A. Williams...................................................            74,012                     *

All directors and executive officers as a group (16 persons)........         1,686,242                  4.06%

_______________________
*      Less than one percent.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Based upon the number of shares of common stock and the principal amount of PXP's 6% Convertible Subordinated Debentures due November 1, 2015 reported in the most recent Schedule 13D filed by Phoenix with the SEC. Includes 26,400,000 shares of common stock beneficially owned by Phoenix and 4,354,000 shares of common stock which could be acquired through the conversion of $35,000,000 principal amount of Debentures beneficially owned by Phoenix. Each $25 principal amount of convertible debentures is convertible at any time into 3.11 shares of common stock.

(3) Number of shares reported in the most recent Schedule 13G filed by Wanger Asset Management, L.P., or Wanger, with the SEC. These securities have been acquired on behalf of discretionary clients of Wanger. Includes 3,857,000 shares as to which Wanger has shared voting power and shared dispositive power.

(4) Number of shares reported in the most recent Schedule 13G filed by Dimensional Fund Advisors Inc., or Dimensional, with the SEC. Dimensional serves as investment adviser to certain funds, commingled group trusts and separate accounts. In its role as investment adviser, Dimensional possesses voting and/or investment power over the securities of PXP that are owned by these funds. These securities are owned by the funds. Includes 2,233,500 shares as to which Dimensional has sole voting power and sole dispositive power.

(5) Includes shares of common stock which could be acquired through the exercise of options and the conversion of Debentures as follows: Mr. McLoughlin, 276,667 shares; Mr. Haylon, 147,500 shares; Mr. Sharry, 90,834 shares; Mr. Moyer, 126,667 shares; Mr. Fiondella, 85,154 shares; Ms. LaMarche, 62,355 shares; Mr. Oates, 72,846 shares; Mr. Verdonck, 72,846 shares; Mr. Anderson, 41,423 shares; Mr. Churchill, 62,355 shares; Ms. Tuttle, 73,577 shares; Mr. Williams, 74,012 shares; Mr. Steenburg, 59,601 shares; Ms. Rudden, 33,767 shares; all directors and executive officers as a group, 1,279,604 shares. Also includes shares of restricted common stock as follows: Mr. McLoughlin, 52,742 shares; Mr. Haylon, 43,181 shares; Mr. Sharry, 33,990 shares; Mr. Moyer, 21,244 shares; Mr. Steenburg, 12,586 shares; Ms. Rudden, 5,245 shares; Ms. Engberg, 5,246 shares; all directors and executive officers as a group, 178,823 shares. Each $25 principal amount of Debentures is convertible at any time into
       3.11 shares of common stock.

                         _____________________________

                                    PHOENIX
                         _____________________________

          Phoenix is a New York domiciled mutual life insurance company and is principally engaged in the sale of life insurance. On April 20, 2000, Phoenix announced that its board of directors had authorized the company to develop a plan for conversion from a mutual to a publicly traded stock company. Phoenix's principal business address is One American Row, Hartford, Connecticut 06102. Neither Phoenix nor any of its current officers or directors have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of this proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws.

          The following sets forth (1) the names and business address of each of Phoenix's current directors and executive officers, (2) information regarding their current positions with Phoenix and their period of service in such positions, and (3) their business experience for the past five years. All of the individuals listed below are citizens of the United States.

                                       Current Occupation/Business                  Offices and Positions Held During Past
               Name                             Address                                             5 Years
               ----                             -------                                             -------
                                                                  Directors
                                                                  ---------
Salvatore H. Alfiero                 Chairman and CEO                                1992-Present: Director, Phoenix Home
                                     Mark IV Industries, Inc. until                  Life Mutual Insurance Company
                                     September 14, 2000                              1969-September 14, 2000:  Various
                                     501 John James Audubon Parkway                  positions with Mark IV Industries
                                     Amherst, NY 14228

J. Carter Bacot                      Director, Retired                               1992-Present: Director, Phoenix Home
                                     Chairman and CEO                                Life Mutual Insurance Company
                                     The Bank of New York                            1969-Present: Various positions with
                                     48 Wall Street, 10th Floor                      The Bank of New York
                                     New York, NY 10286

Arthur P. Byrne                      President, CEO & Chairman                       1997-Present: Director, Phoenix Home
                                     The Wiremold Company                            Life Mutual Insurance Company
                                     60 Woodlawn Street                              1986-Present: Group Executive, The
                                     West Hartford, CT 06110                         Wiremold Company

                                        Current Occupation/Business         Offices and Positions Held During Past
       Name                                      Address                                  5 Years
       ----                                      -------                                  -------
Richard N. Cooper                       Professor                           1992-Present: Director, Phoenix Home
                                        Center for International Affairs    Life Mutual Insurance Company
                                        Harvard University                  1995-1997: National Intelligence
                                        1737 Cambridge Street, Room 403     Council,
                                        Cambridge, MA 02138                 Chairman
                                                                            1981-Present: Professor, Harvard
                                                                            University

Gordon J. Davis                         Partner                             1994-Present: Director, Phoenix Home
                                        LeBoeuf, Lamb Greene & MacRae       Life Mutual Insurance Company
                                        125 West 55th Street                1994-Present: Partner, LeBoeuf, Lamb,
                                        New York, NY 10019                  Greene & MacRae
                                                                            1983-1994:  Partner, Lord Day & Lord,
                                                                            Barrett, Smith

Robert W. Fiondella                     Chairman & CEO                      1987-Present: Director, Phoenix Home
                                        Phoenix Home Life Mutual Ins.       Life Mutual Insurance Company
                                        Co.                                 1969-Present: Various positions with
                                        One American Row                    Phoenix and its various subsidiaries.
                                        Hartford, CT 06102-5056

John E. Haire                           President                           1999-Present: Director, Phoenix Home
                                        The Fortune Group                   Life Mutual Insurance Company
                                        1271 Avenue of the Americas         1978-Present: President, The Fortune
                                        New York, NY 10020                  Group

Jerry J. Jasinowski                     President                           1996-Present: Director, Phoenix Home
                                        National Association of             Life Mutual Insurance Company
                                        Manufacturers                       1981-Present: Various positions with the
                                        1331 Pennsylvania Avenue, N.W.      National Association of Manufacturers
                                        Washington, DC 20004

John W. Johnstone, Jr.                  Retired                             1992-Present: Director, Phoenix Home
                                                                            Life Mutual Insurance Company
                                                                            1986-1996: Chairman and CEO, Olin
                                                                            Corporation

Marilyn E. LaMarche                     Limited Managing Director           1992-Present: Director, Phoenix Home
                                        Lazard Freres & Co. L.L.C.          Life Mutual Insurance Company
                                        30 Rockefeller Plaza                1983-Present: Various positions with
                                        New York, NY 10020                  Lazard Freres & Co. L.L.C.

Philip R. McLoughlin                    Executive Vice President            1994-Present: Director, Phoenix Home
                                        Phoenix Home Life Mutual Ins.       Life Mutual Insurance Company
                                        Co.                                 1983-Present:  Various positions with
                                        56 Prospect Street, 1st Floor       Phoenix and its various subsidiaries.
                                        Hartford, CT 06115

Robert F. Vizza                         President & CEO                     1992-Present:  Director, Phoenix Home
                                        The Dematties Center of St.         Life Mutual Insurance Company
                                        Francis Hospital                    St. Francis Hospital
                                        Northern Boulevard
                                        Old Brookville, NY  11545


                                       Current Occupation/Business             Offices and Positions Held During Past
               Name                              Address                                     5 Years
               ----                              -------                                     -------
Robert G. Wilson                       Retired                                 1992-Present:  Director, Phoenix Home
                                                                               Life Mutual Insurance Company

Dona D. Young                          President
                                       Phoenix Home Life Mutual Ins.           1998-Present:  Director, Phoenix Home
                                        Co.                                    Life Mutual Insurance Company
                                       One American Row                        1980-Present:  Various positions with
                                       Hartford, CT  06102-5056                Phoenix and its various subsidiaries.
____________________________________________________________________________________________________________________________

                                                      Executive Officers
                                                      ------------------
Carl T. Chadburn                       Executive Vice President                1972-Present: Various positions with
                                       Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                       One American Row
                                       Hartford, CT 06102-5056

Robert W. Fiondella                    Chairman & CEO                          1987-Present: Director, Phoenix Home
                                       Phoenix Home Life Mutual Ins. Co.       Life Mutual Insurance Company
                                       One American Row                        1969-Present: Various positions with
                                       Hartford, CT 06102-5056                 Phoenix and its various subsidiaries.

Philip R. McLoughlin                   Executive Vice President                1994-Present: Director, Phoenix Home
                                       Phoenix Home Life Mutual Ins. Co.       Life Mutual Insurance Company
                                       56 Prospect Street, 1st Floor           1983-Present: Various positions with
                                       Hartford, CT 06102-5056                Phoenix and its various subsidiaries.

David W. Searfoss                      Executive Vice President                1987-Present: Various positions with
                                       Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                       One American Row
                                       Hartford, CT 06102-5056

Simon Y. Tan                           Executive Vice President                1982-Present: Various positions with
                                       Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                       One American Row
                                       Hartford, CT 06102-5056

Dona D. Young                          President                               1980-Present: Various positions with
                                       Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                       One American Row
                                       Hartford, CT 06102-5056


                                                          Senior Officers
                                                          ---------------

Michael J. Gilotti                     Senior Vice President                   1999-Present: Various positions with
                                       Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                       One American Row
                                       Hartford, CT 06115

Edward P. Hourihan                           Senior Vice President                   1972-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row
                                             Hartford, CT 06102-5056

Joseph E. Kelleher                           Senior Vice President                   1992-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row
                                             Hartford, CT 06102-5056

Robert G. Lautensack                         Senior Vice President                   1992-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row
                                             Hartford, CT 06102-5056

Maura L. Melley                              Senior Vice President                   1993-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row
                                             Hartford, CT 06102-5056

Charles L. Olson                             Senior Vice President                   1997-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             38 Prospect Street                      1990-1997:  Various positions with
                                             Hartford, CT 06115-0479                 Phoenix Duff & Phelps.

Richard R. Paton                             Senior Vice President                   2000-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row                        1996-1999:  Chief Risk Management
                                             Hartford, CT 06102-5056                 Officer, MPTN Foxwoods Casino Resort.
                                                                                     1994-1996:  Director, Corporate Risk
                                                                                     Management, Berkshire Health Systems.

Robert E. Primmer                            Senior Vice President                   1982-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row
                                             Hartford, CT 06102-5056

Tracy L. Rich                                Senior Vice President                   01/00-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row                        03/96-01/00: Various positions with
                                             Hartford, CT 06102-5056                 Massachusetts Mutual Life.
                                                                                     08/82-03/96: Various positions with
                                                                                     Connecticut Mutual Life

John F. Solan, Jr.                           Senior Vice President                   1998-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row                        1964-1998: Various positions with Ernst
                                             Hartford, CT  06102-5056                & Young.


Walter H. Zultowski                          Senior Vice President                   1998-Present: Various positions with
                                             Phoenix Home Life Mutual Ins. Co.       Phoenix and its various subsidiaries.
                                             One American Row                        1978-1997: Senior Vice President,
                                             Hartford, CT  06102-5056                LIMRA International


                         _____________________________

                          RELATED PARTY TRANSACTIONS
                         _____________________________

     Phoenix and PXP maintain relationships that are described below.

     License Agreement. On November 1, 1995, PXP and Phoenix entered into a license agreement pursuant to which Phoenix granted PXP an exclusive license (subject to the limited non-exclusive license granted to Merrill Lynch Phoenix Fund, Inc.) to use the name "Phoenix" and the related design in the United States and all other jurisdictions where Phoenix has rights to such trademarks in connection with the provision of investment advisory services to public mutual funds and other institutional investors with respect to equity and fixed income securities other than securities of entities primarily engaged in the ownership and/or operation of real estate or real estate mortgages or other interests in real estate. PXP has also been granted the right to sublicense the trademarks for use as the name or as a component of the name of any mutual fund of which PXP is the investment adviser. The exclusive license will remain in force as long as Phoenix, PM Holdings and other subsidiaries of Phoenix collectively continue to beneficially own shares of capital stock of PXP representing at least a majority of the voting power of PXP and for a period of five years from the date that Phoenix, PM Holdings and other subsidiaries of Phoenix collectively no longer beneficially own shares of capital stock of PXP representing at least a majority of the voting power of PXP. The license agreement also prohibits Phoenix and its subsidiaries from competing with PXP by conducting the licensed services during the term. The license agreement does not, however, preclude Phoenix and its subsidiaries from conducting business in, and rendering investment advisory services in connection with, life insurance, variable products, pension products, short-term debt investment management, management of their general accounts and separate accounts, underwriting and distribution activities, real estate and securities of entities primarily engaged in the ownership and/or operation of real estate or real estate mortgages or other interests in real estate and any other activities (other than the licensed services) currently engaged in by Phoenix and its subsidiaries. In the event Phoenix or any of its subsidiaries acquires a company conducting the business of the licensed services, Phoenix, through the acquired company, will have the right to continue to engage in such business and to use the trademarks in connection with the licensed services for a period of three years.

     Registration Rights Agreement. On November 1, 1995, PXP and PM Holdings entered into a registration rights agreement pursuant to which PXP has granted PM Holdings and its transferees the right to require PXP to effect the registration under the Securities Act of 1933 of all or any part of the shares of common stock issued to PM Holdings. As long as PXP is eligible to use a Form S-3 registration statement (or any successor form), the number of registrations that PXP will be required to effect will be unlimited; provided, however, that PXP will not be required to effect more than three registrations on a registration statement other than Form S-3 (or any successor form). Additionally, subject to conditions, PM Holdings will also be entitled to piggyback registration rights. Pursuant to the registration rights agreement, PXP will be required to pay all expenses in connection with any registration, except underwriting discounts and selling commissions.

     Management of Phoenix General Account and Variable Contract Assets. Phoenix Investment Council, Inc., or PIC, manages all of the investment assets of Phoenix's General Account, excluding investments in real estate and mortgages, under an agreement with Phoenix effective January 1, 1995. The agreement provides, however, that either party thereto may terminate the agreement by giving 30 days' prior written notice of termination. As of December 31, 1998 and 1999, Phoenix's General Account assets under management by PIC totaled $8.8 billion and $9.1 billion, respectively. Fees paid to PIC by Phoenix for the management of its General Account assets totaled $9.5 million in 1998 and $10.5 million in 1999. In addition, PIC and Duff & Phelps Investment Management Co., or DPIM, manage the mutual fund subaccounts of Phoenix sponsored variable contracts, under an agreement with Phoenix effective January 1, 1993. As of December 31, 1998 and 1999, Phoenix sponsored variable contract assets under management by PIC and DPIM totaled $3.2 billion and $3.9 billion, respectively. Fees paid to PIC and DPIM by Phoenix for the management of its variable contract assets totaled $6.3 million in 1998 and $7.3 million in 1999.

     Services and Office Space. Phoenix provides various support services to PXP pursuant to an administrative agreement dated as of October 1, 1995. Currently, these services are legal, human resources, payroll processing, purchasing, facility management, communications and creative services and other miscellaneous services. Phoenix also provides various computer hardware, software and support services to PXP under a computer services agreement dated as of October 1, 1995. Either party may terminate (i) the administrative agreement at the end of any calendar year upon 90 days' prior notice and (ii) the computer services agreement upon 180 days' prior notice. Phoenix charged PXP and its subsidiaries $4.9 million and $6.0 million for these services (exclusive of rent and direct costs of employee benefits) in 1999 and 1998, respectively. All such services are provided at rates established from time to time by negotiation between Phoenix and PXP. Changes in such rates are subject to the approval of those disinterested directors of PXP who are neither employees nor directors of Phoenix or its other subsidiaries.

     Phoenix also leases office space to PXP in Hartford, Connecticut, and has leased office space to PXP in Enfield, Connecticut, and Greenfield, Massachusetts. Phoenix charged PXP and its subsidiaries $3.2 million for office space rentals in each of 1998 and 1999. Management of PXP believes that the rental rates under these leases are generally at current market rates.

     Retail Distribution. WS Griffith & Co., Inc., or Griffith, a registered broker-dealer subsidiary of Phoenix, is one of the largest retail distributors of PXP's investment products, distributing shares of the Phoenix Mutual Funds managed by PXP's subsidiaries. In addition, Griffith is the largest distributor of Phoenix sponsored variable contracts whose mutual fund subaccounts are invested in the Phoenix Edge Series Fund, which is managed by PXP's subsidiaries. Griffith's retail sales force consists of approximately 1,080 registered representatives, most of whom are also members of Phoenix's insurance agent and broker field force. Mutual fund sales by Griffith accounted for approximately 5% and 4% of PXP's total mutual fund sales other than with respect to money market funds in 1998 and 1999, respectively.

Sales of variable products by Griffith accounted for 78% and 88% of total variable product sales in 1998 and 1999, respectively.

     Griffith distributes Phoenix investment products under a sales agreement with PEPCO pursuant to which Griffith receives commissions for shares of mutual funds sold by it ranging from 2.0% to 5.75% of the per share offering price. Griffith also receives commissions under the sales agreement for variable products offered by Phoenix sold by it ranging from 3.0% to 6.0% of purchase or premium payments under such products. The commissions payable to Griffith under its sales agreement with PEPCO are payable on the same basis as those commissions paid to unaffiliated brokers for these types of products. Commissions paid to Griffith by PEPCO totaled $23.4 million in 1998 and $25.8 million in 1999.

     Participation in Phoenix's Employee Benefit Plans. In 1999, employees of PIC, PEPCO and DPIM and certain employees of PXP participated in various retirement, supplemental insurance and health care and welfare benefit plans sponsored by Phoenix. Phoenix charged PXP the cost of employees' participation in the plans. Fees paid to Phoenix relating to participation of employees of PIC, PEPCO and DPIM and certain employees of PXP in plans sponsored by Phoenix were $3.9 million in 1998 and $4.1 million in 1999.

     Certain Other Matters. Transactions between Phoenix and PXP entered into in the future, including changes to investment management fees with respect to the General Account, service fees, leases for office space and sales commissions to be paid to Griffith, will be determined by negotiation, will be fair, equitable and reasonable, and will be subject to the approval by a majority of the directors of PXP who are disinterested for purposes of Delaware corporate law (consisting in these circumstances of directors who are neither employees nor directors of Phoenix or its other subsidiaries). PXP believes that the financial aspects of these relationships will be no less favorable to PXP than those available through unaffiliated third parties.

                         _____________________________

                            INDEPENDENT ACCOUNTANTS
                         _____________________________

     Our consolidated balance sheets, and related consolidated statements of operations, changes in stockholders' equity and cash flows, have been audited by PricewaterhouseCoopers, LLP, independent auditors, as stated in their reports, which are incorporated by reference in this proxy statement. A representative of PricewaterhouseCoopers, LLP will be at the special meeting to answer questions from stockholders and will have the opportunity to make a statement.

                         _____________________________

                      WHERE YOU CAN FIND MORE INFORMATION
                         _____________________________

     We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 1-10994. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

Judiciary Plaza             Citicorp Center             7 World Trade Center
450 Fifth Street, N.W.      500  West Madison Street    Suite 1300
Washington, D.C. 20549      Chicago, Illinois 60621     New York, New York 10048

     You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     No provisions have been made in connection with the merger to grant the public stockholders access to the corporate files of PXP or Phoenix or to obtain counsel or appraisal services at the expense of PXP or Phoenix.

     PXP and Phoenix have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

                         _____________________________

                      DOCUMENTS INCORPORATED BY REFERENCE
                         _____________________________

     The SEC permits us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below that we have previously filed with the SEC (SEC file no. 1-10994);

 .    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

 .    Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June
     30, 2000; and

 .    Our Current Reports on Form 8-K dated May 17, 1999 and August 8 and
     September 13, 2000.


     We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

     We will provide you upon your request, at no charge, a copy of the documents we incorporate by reference in this proxy statement. To obtain timely delivery, requests for copies should be made no later than _______________, 2000. To request a copy of any or all of these documents, you should write us at:

Phoenix Investment Partners, Ltd.
56 Prospect Street
Hartford, Connecticut 06115
Attention: Investor Relations

     These documents are also included in our SEC filings that are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at http://www.sec.gov.

     You should rely only on the information contained in this proxy statement or to which we have referred you to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Nancy J. Engberg
                                  Nancy J. Engberg
                                  Secretary

________, 2000.

                                                                  Execution Copy

                                                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                      among

                                PM HOLDINGS, INC.

                                       and

                        PHOENIX INVESTMENT PARTNERS, LTD.

                                       and

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY



                         Dated as of September 10, 2000

                                        Table of Contents
                                        -----------------

                                                                                                          Page
                                                                                                          ----
ARTICLE I.              The Merger.......................................................................   A-5

     Section 1.1        Formation of Acquisition Co......................................................   A-5

     Section 1.2        The Merger.......................................................................   A-5

     Section 1.3        Effective Time...................................................................   A-6

     Section 1.4        Closing..........................................................................   A-6

     Section 1.5        Certificate of Incorporation; By-laws; Officers and Directors....................   A-6

     Section 1.6        Effect on Common Stock...........................................................   A-6

     Section 1.7        Dissenting Shares................................................................   A-7

     Section 1.8        Stock Options....................................................................   A-8

     Section 1.9        Exchange of Certificates.........................................................   A-8

     Section 1.10       Proxy Statement and Schedule 13E-3...............................................   A-11

     Section 1.11       Additional Agreement and Provisions..............................................   A-12

ARTICLE II.             Representations and Warranties of PXP............................................   A-12

     Section 2.1        Organization of PXP and its Subsidiaries.........................................   A-12

     Section 2.2        Capitalization of PXP Ownership..................................................   A-13

     Section 2.3        Subsidiaries of PXP..............................................................   A-13

     Section 2.4        Authorization....................................................................   A-13

     Section 2.5        Fairness Opinion and Approval by the Committee..................................    A-15

     Section 2.6        Brokers and Finders.............................................................    A-15

     Section 2.7        Proxy Statement and other Disclosure Documents..................................    A-15

     Section 2.8        SEC Documents; Undisclosed Liabilities..........................................    A-16

     Section 2.9        Absence of Certain Changes or Events............................................    A-16

                                        Table of Contents
                                        -----------------
                                           (continued)

                                                                                                          Page
                                                                                                          ----
     Section 2.10       No Undisclosed Material Liabilities.............................................   A-17

     Section 2.11       Compliance with Laws and Court Orders...........................................   A-18

ARTICLE III.            Representations and Warranties of PMH...........................................   A-18

     Section 3.1        Organization of PMH.............................................................   A-18

     Section 3.2        Organization and Authority of Acquisition Co....................................   A-18

     Section 3.3        Authorization...................................................................   A-18

     Section 3.4        Brokers and Intermediaries......................................................   A-20

     Section 3.5        PXP Disclosure Document.........................................................   A-20

     Section 3.6        Financial Ability...............................................................   A-20

ARTICLE IV.             Certain Covenants and Agreements................................................   A-20

     Section 4.1        Announcement....................................................................   A-20

     Section 4.2        Notification of Certain Matters.................................................   A-20

     Section 4.3        Directors' And Officers' Indemnification........................................   A-21

     Section 4.4        Stockholder Meeting.............................................................   A-21

ARTICLE V.              Conditions Precedent............................................................   A-21

     Section 5.1        Conditions to each Party's Obligation to Effect the Merger......................   A-21

     Section 5.2        Conditions to the Obligation of PXP to Effect the Merger........................   A-22

     Section 5.3        Conditions to the Obligation of PMH to Cause Acquisition Co. to
                              Effect the Merger.........................................................   A-22

ARTICLE VI.             Termination, Amendment and Waiver...............................................   A-23

     Section 6.1        Termination.....................................................................   A-23

                                        Table of Contents
                                        -----------------
                                           (continued)


                                                                                                           Page
                                                                                                           ----
     Section 6.2        Effect of Termination...........................................................   A-23

     Section 6.3        Amendment.......................................................................   A-24

     Section 6.4        Waiver..........................................................................   A-24

ARTICLE VII.            Miscellaneous...................................................................   A-24

     Section 7.1        Definitions.....................................................................   A-24

     Section 7.2        Performance Guarantee by PHL....................................................   A-27

     Section 7.3        Non-survival of Representations and Warranties..................................   A-27

     Section 7.4        Expenses........................................................................   A-27

     Section 7.5        Applicable Law..................................................................   A-27

     Section 7.6        Notices.........................................................................   A-27

     Section 7.7        Entire Agreement................................................................   A-29

     Section 7.8        Assignment......................................................................   A-29

     Section 7.9        Headings References.............................................................   A-29

     Section 7.10       Counterparts....................................................................   A-29

     Section 7.11       No Third Party Beneficiaries....................................................   A-29

     Section 7.12       Severability; Enforcement.......................................................   A-29

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 10, 2000, by and among PM Holdings, Inc., a Connecticut corporation ("PMH"), Phoenix Investment Partners, Ltd., a Delaware corporation ("PXP"), and for the purposes of Section 7.2 and Section 7.8 only, Phoenix Home Life Mutual Insurance Company, a New York mutual life insurance company ("PHL").

                                   RECITALS:

     A. PMH currently owns approximately 57% of the outstanding common stock, par value $.01 per share, of PXP (the "PXP Common Stock").

     B. PMH desires to acquire all of the shares of PXP Common Stock not owned by it, and to provide for the payment of $15.75 per share in cash for all such shares, by means of a merger of a newly-formed, wholly-owned subsidiary of PMH ("Acquisition Co.") with and into PXP in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), upon the terms and subject to the conditions of this Agreement (the "Merger").

     C. The Board of Directors of PXP, upon the recommendation of a Committee of independent directors (the "Committee"), has unanimously approved this Agreement and the Merger and deems the Merger advisable and in the best interests of the stockholders of PXP.

     D. All capitalized terms used in this Agreement have the meaning specified in Section 7.1.

                                  ARTICLE I.
                                  The Merger

     Section 1.1  Formation of Acquisition Co. Prior to consummation of the
                  ---------------------------
Merger, PMH will incorporate and organize Acquisition Co. as a Delaware corporation and contribute to Acquisition Co., in exchange for all of the issued and outstanding shares of common stock of Acquisition Co., par value $.01 per share (the "Acquisition Co. Common Stock"), all shares of PXP Common Stock owned by PMH, which shares will constitute at least a majority of the issued and outstanding shares of PXP Common Stock.

     Section 1.2  The Merger. At the Effective Time, upon the terms and subject
                  ----------
to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Co. will be merged with and into PXP, the separate existence of Acquisition Co. will cease, and PXP will continue as the surviving corporation (the "Surviving Corporation"). The Merger will have the effects as provided by the DGCL and other applicable law.

     Section 1.3  Effective Time. As soon as practicable following the
                  --------------
satisfaction or waiver of the conditions set forth in Article V, Acquisition Co. and PXP will file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as PMH and PXP may agree and as specified in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

     Section 1.4  Closing. The closing of the Merger (the "Closing") will take
                  -------
place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 a.m. (New York time) on the date of the satisfaction of the conditions provided in Article V, or at such other time (the "Closing Date") and place as PMH and PXP may agree.

     Section 1.5  Certificate of Incorporation; By-laws; Officers and Directors.
                  -------------------------------------------------------------
Pursuant to the Merger:

     (a) the Certificate of Incorporation and By-laws of PXP as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger, until thereafter changed or amended as provided in such Certificate of Incorporation or By-laws and in accordance with applicable law;

     (b) the directors of Acquisition Co. will be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed and-qualified; and

     (c) the officers of PXP immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed and qualified.

     Section 1.6  Effect on Common Stock.  As of the Effective Time, by virtue
                  ----------------------
of the Merger and without any action on the part of Acquisition Co., PXP or the holders of any shares of PXP Common Stock:

     (a)  Common Stock of Acquisition Co. Each share of the Acquisition Co.
          ------------------------------
Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into and become one share of the common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

     (b)  Common Stock of PXP.  Subject to Section 1.6(c), Section 1.6(d), and
          -------------------
 Section 1.7:

          (i) each share of PXP Common Stock that is issued and outstanding immediately prior to the Effective Time (including all issued and outstanding shares of PXP Common Stock subject to restrictions under any PXP incentive compensation plans) will be converted into and become the right to receive $15.75 in cash (the "Merger Consideration"), and, when so converted, will automatically be canceled and retired and will cease to exist; and

          (ii) each holder of a certificate representing any such shares of PXP Common Stock will cease to have any rights with respect to such shares to the extent such certificate represents such shares, except for the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.9.

     (c)  Cancellation of Treasury Stock. Each share of PXP Common Stock that is
          ------------------------------
owned immediately prior to the Effective Time by PXP or any Subsidiary of PXP that constitutes treasury stock in the hands of its holder, will be canceled and retired and will cease to exist, no consideration will be delivered in exchange for such share, and each holder of a certificate representing any such shares will cease to have any rights with respect to such shares.

     (d)  PXP Common Stock Held by Acquisition Co.  Each share of PXP Common
          ---------------------------------------
Stock that is owned immediately prior to the Effective Time by Acquisition Co. will be canceled and retired and will cease to exist, no consideration will be delivered in exchange for such share, and Acquisition Co. will cease to have any rights with respect to any certificates representing any such shares.

     Section 1.7  Dissenting Shares
                  -----------------

     (a) Notwithstanding anything in this Agreement to the contrary, shares of PXP Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder's right to appraisal of such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

     (b) If any holder of shares of PXP Common Stock who demands appraisal of its shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder's right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder's Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.6(b).

     (c)  PXP will give PMH:


          (i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of PXP Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by PXP; and

          (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

     (d) PXP will not voluntarily make any payment with respect to any demand for appraisal and will not settle or offer to settle any such demands, except with the prior written consent of PMH.

     Section 1.8  Stock Options. Immediately prior to the Effective Time, each
                  -------------
outstanding option to purchase shares of PXP Common Stock granted under any PXP stock option or compensation plan or arrangement outstanding immediately prior to the Effective Time ("PXP Stock Option"), whether or not vested or exercisable:

          (i)  will become fully vested and exercisable; and

          (ii) will be converted into and become the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the amount by which the Merger Consideration exceeds the exercise price of the PXP Stock Option, and when so converted, will automatically be cancelled and retired and will cease to exist.

     Section 1.9  Exchange of Certificates.
                  ------------------------

     (a)  Exchange Agent. Prior to the Effective Time, PXP will appoint a bank
          --------------
or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, PMH will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of PXP Common Stock, the aggregate amount of cash payable under Section 1.6(b) in exchange for outstanding shares of PXP Common Stock in accordance with this Section 1.9 (the "Exchange Fund").

     (b)  Exchange Procedures.
          -------------------

          (i) Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of PXP Common Stock immediately prior to the Effective Time, whose shares were converted into the right to receive cash pursuant to Section 1.6(b):

                (1) a letter of transmittal (the "Letter of Transmittal") specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares of PXP Common Stock will pass, only upon delivery of the certificates representing such shares of PXP Common Stock to the Exchange Agent, which certificates must be in such form and have such other provisions as the Exchange Agent may reasonably specify; and

                (2) instructions for use in effecting the surrender of the certificates representing such shares of PXP Common Stock, in exchange for the Merger Consideration.

          (ii) Upon surrender to, and acceptance by, the Exchange Agent of a certificate or certificates formerly representing shares of PXP Common Stock, the holder will be entitled to the amount of cash into which the number of shares of PXP Common Stock formerly represented by such certificate or certificates surrendered have been converted under this Agreement.

          (iii) The Exchange Agent will accept certificates formerly representing shares of PXP Common Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates in accordance with normal exchange practices.

          (iv) After the Effective Time, no further transfers may be made on the records of PXP or its transfer agent of certificates representing shares of PXP Common Stock and if such certificates are presented to PXP for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of PXP Common Stock represented by such certificate or certificates.

          (v) If any Merger Consideration is to be remitted to a name other than that in which the certificate for the PXP Common Stock surrendered for exchange is registered, no Merger Consideration may be paid in exchange for such certificate unless:

                (1) the certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and

               (2) the person requesting such exchange pays to PXP, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establishes to the satisfaction of PXP or its transfer agent that such tax has been paid or is not applicable.

          (vi) Until surrendered as contemplated by this Section 1.9 and at any time after the Effective Time, each certificate for shares of PXP Common Stock will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.6(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

     (c)  No Further Ownership Rights in PXP Stock. The Merger Consideration
          ----------------------------------------
paid upon the surrender for exchange of certificates formerly representing shares of PXP Common Stock in accordance with this Section 1.9 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of PXP Common Stock formerly represented by such certificates.

     (d)  Termination of Exchange Fund. The Exchange Agent will deliver to the
          ----------------------------
Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of PXP Common Stock upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of PXP Common Stock prior to the Merger who have not complied with this Section 1.9 prior to such time, may look only to the Surviving Corporation, and then only as general creditors, for payment of their claim for Merger Consideration to which such holders may be entitled.

     (e)  No Liability. No party to this Agreement will be liable to any Person
          ------------
in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

     (f)  Lost Certificates. If any certificate or certificates formerly
          -----------------
representing shares of PXP Common Stock is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate, as determined in accordance with this Section 1.9, only upon:

          (i) the making of an affidavit of such loss, theft or destruction by the Person claiming such certificate or certificates to be lost, stolen or destroyed; and

          (ii) if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate.

     (g)  Withholding Rights. The Surviving Corporation and the Exchange Agent
          ------------------
may deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of PXP Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law with respect to the making of such payment. Any amounts so withheld by the Surviving Corporation or the Exchange Agent will be treated as having been paid to the holder of the shares of PXP Common Stock in respect of which such deduction and withholding was made for all purposes of this Agreement.

     Section 1.10 Proxy Statement and Schedule 13E-3.
                  ----------------------------------

     (a)  PXP will prepare, in consultation with PMH, the Proxy Statement on
Schedule 14A (the "Proxy Statement") to be distributed to holders of the PXP Common Stock for the purpose of soliciting proxies for use at the annual or special meeting of stockholders of PXP at which the adoption of, and the approval of the transactions contemplated by, this Agreement are sought.

     (b) Subject to the fiduciary duties of the PXP Board of Directors and the Committee, PXP will recommend to its stockholders in the Proxy Statement the approval of the Merger, this Agreement and the transactions contemplated by this Agreement. PXP will file the Proxy Statement with the SEC as soon as is reasonably practicable after the date of this Agreement and will use all reasonable efforts to respond promptly to comments from the SEC and to cause the Proxy Statement to be mailed to PXP's stockholders at the earliest practicable time.

     (c) PXP will not mail, amend or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement of the Proxy Statement is satisfactory in content to PMH in the exercise of its reasonable judgment.

     (d) As soon as practicable after the date of this Agreement, PMH and PXP will file with the SEC, and will use their reasonable best efforts to cause any of their respective affiliates engaging in this transaction to file with the SEC, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement") with respect to the Merger.

     (e) Each of the Parties agrees to use its reasonable best efforts to cooperate and to provide the other Party with such information as the other Party may reasonably request in connection with the preparation of the Proxy Statement and the
Schedule 13E-3 Transaction Statement.

     (f) Each Party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information is or becomes incomplete, false or misleading.

     Section 1.11 Additional Agreement and Provisions.  Upon the terms and
                  -----------------------------------
subject to the conditions of this Agreement:

     (a) each Party agrees to use its reasonable best efforts to take, or cause to be taken, all additional action and to do, or cause to be done, all additional things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement;

     (b) each Party will cause its proper officers to take all further action that is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either PXP or Acquisition Co. at any time after the Effective Time; and

     (c) each Party agrees to use its reasonable best efforts to challenge any action brought against any of the Parties seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II.
                     Representations and Warranties of PXP

     PXP hereby represents and warrants to PMH as follows:

     Section 2.1  Organization of PXP and its Subsidiaries.
                  ----------------------------------------

     (a) PXP and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

     (b) PXP and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on PXP.

     Section 2.2  Capitalization of PXP Ownership.
                  -------------------------------

     (a) The authorized capital stock of PXP consists of (i) 100,000,000 shares of PXP Common Stock, of which 45,227,931 shares are issued and outstanding and 2,027,918 shares are held in treasury as of the date of this Agreement and (ii) 10,000,000 shares of preferred stock, none of which are outstanding. All of the issued and outstanding shares of capital stock of PXP are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

     (b) Except for outstanding PXP Stock Options to purchase an aggregate of no more than 7,418,317 shares of PXP Common Stock and the 6% Convertible Subordinated Debentures due 2015 of PXP and options therefor which are convertible into 9,517,774 shares of PXP Common Stock (the "PXP Debentures"), there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of PXP or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is PXP committed to issue any such option, warrant, right or security.

     Section 2.3  Subsidiaries of PXP. Schedule 2.3 sets forth the name and
                  -------------------
jurisdiction of organization of each Subsidiary. All shares of the capital stock of each Subsidiary that is a corporation have been validly issued and are fully paid and non-assessable and held beneficially and of record by PXP. Except as listed on Schedule 2.3A, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in this Section 2.3 and except as listed on
Schedule 2.3B, PXP does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     Section 2.4  Authorization.
                  -------------

     (a) PXP has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of PXP, to carry out its obligations under and to consummate the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of PXP (other than the approval of this Agreement and the transactions contemplated by this Agreement by the stockholders of PXP). The

Board of Directors of PXP has unanimously adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of, PXP and the Public Stockholders.

     (c) PXP has taken all action necessary to exempt the Merger and the other transactions contemplated by this Agreement with PMH, Acquisition Co. and their affiliates from the operation of the "Business Combination Statute" contained in
Section 203 of the DGCL.

     (d) This Agreement has been duly executed and delivered by PXP and, assuming the due authorization, execution and delivery of this Agreement by PMH, constitutes the valid and binding obligation of PXP, enforceable against PXP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     (e)  Consents.
          --------

          (i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.4(e)(ii) have been made or obtained, the execution, delivery and performance by PXP of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

               (1) any term or provision of any state or federal law, ordinance, rule or regulation to which PXP or any of its Subsidiaries is subject, except for such violations, breaches or defaults that would not have, together with all such other violations, breaches and defaults, a Material Adverse Effect on PXP; or

               (2) the Certificate of Incorporation or By-Laws of PXP or any of its Subsidiaries, as amended and in effect on the date of this Agreement or the Closing Date; or

               (3) any Contract or Judgment or other restriction to which PXP or any of its Subsidiaries is a party or by which PXP or any of its Subsidiaries is bound, or result in the creation of any Lien upon any of the properties or assets of PXP or any of its Subsidiaries, except for such violations, breaches, defaults or Liens that would not have, together with all such other violations, breaches, defaults and Liens, a Material Adverse Effect on PXP.

          (ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with PXP's valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of PXP under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which PXP or any of its Subsidiaries is qualified to do business, (3) such approvals, qualifications, orders, authorizations, or filings as may be required under state takeover laws, (4) applicable requirements, if any, of state securities or "blue sky" laws, and (5) approvals, qualifications, orders, authorizations, or filings, the failure to obtain which would not have a Material Adverse Effect on PXP.

     Section 2.5  Fairness Opinion and Approval by the Committee.
                  ----------------------------------------------

     (a) On or prior to the date of this Agreement, the Committee has (i) approved the terms of this Agreement and the transactions contemplated by this Agreement as they related to the Public Stockholders, including without limitation, the Merger, (ii) determined that the Merger is fair to and in the best interest of the Public Stockholders, and (iii) recommended that the Board of Directors of PXP approve this Agreement and such transactions.

     (b) The Committee has received an opinion of Salomon Smith Barney Inc. to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view.

     Section 2.6  Brokers and Finders. Other than Salomon Smith Barney Inc.,
                  -------------------
neither PXP nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. PXP will be liable for any such fees due to Salomon Smith Barney Inc.

     Section 2.7  Proxy Statement and other Disclosure Documents.
                  ----------------------------------------------

     (a) None of the information to be supplied by PXP for inclusion in the Proxy Statement and any other document required to be filed by PXP with the SEC in connection with the transactions contemplated by this Agreement (each, a "PXP Disclosure Document"), will contain any untrue statement of a material fact or omit to state any material fact required to be stated in, or necessary in order to make the statements in, the PXP Disclosure Document, in light of the circumstances under which they are made, not misleading at the time of the mailing or filing of the PXP Disclosure Document, or of any amendments or supplements to the PXP Disclosure Document.

     (b) Each Disclosure Document will, as of its effective date, comply as to form in all material respects with all applicable laws, including the Exchange Act.

     Section 2.8  SEC Documents; Financial Statements.
                  -----------------------------------

     (a) Each of PXP and its Subsidiaries has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (collectively, the "SEC Documents").

     (b) As of their respective dates, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Investment Act. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading.

     (c) The financial statements of PXP and its Subsidiaries included in the SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present the financial position of PXP or its Subsidiaries as of their dates and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     Section 2.9  Absence of Certain Changes or Events. Except as disclosed in
                  ------------------------------------
the SEC Documents filed and publicly available prior to the date of this Agreement, since the date of the most recent audited financial statements included in the filed SEC Documents, each of PXP and its Subsidiaries has conducted its business only in the ordinary course, and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which has had, or would have a reasonable probability of having, individually or in the aggregate, a Material Adverse Effect on PXP;

     (b) any incurrence, assumption or guarantee by PXP or any of its Subsidiaries of any material indebtedness for borrowed money other than (i) in the ordinary course of business consistent with past practices, (ii)under credit facilities of PXP or any of its Subsidiaries as in effect as of the date of this Agreement or (iii) indebtedness of a wholly-owned Subsidiary of PXP to PXP or another wholly-owned Subsidiary of PXP, or of PXP to a wholly-owned Subsidiary of PXP;

     (c) any creation or other incurrence by PXP or any of its Subsidiaries of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (d) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances, capital contributions or investments made (i) in the ordinary course of business consistent with past practices, or (ii) by a wholly-owned Subsidiary of PXP to PXP or another wholly-owned Subsidiary of PXP, or by PXP to a wholly-owned Subsidiary of PXP; or (e) except as set forth in Schedule 2.9(h), any (i) grant of any severance or termination pay to any director or officer of PXP or any president of any of its material Subsidiaries, (ii) increase in benefits payable to any director or officer of PXP or any president of any of its material Subsidiaries under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of PXP or any president of any of its material Subsidiaries or (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of PXP or any president of any of its material Subsidiaries.

     Section 2.10  No Undisclosed Material Liabilities. There are no liabilities
                   -----------------------------------
of PXP or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be reflected, reserved for or disclosed under GAAP in the consolidated financial statements of PXP, other than:

     (a) liabilities or obligations reflected, reserved for or otherwise provided for in the balance sheet comprising part of the most recent audited financial statements included in the filed SEC Documents;

     (b) liabilities or obligations which would not, individually or in the aggregate, have a reasonable probability of having a Material Adverse Effect on PXP;

     (c) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; and

     (d) liabilities or obligations incurred in the ordinary course of business since the date of the most recent audited financial statements included in the filed SEC Documents.

     Section 2.11  Compliance with Laws and Court Orders. Except as set forth
                   -------------------------------------
in SEC Documents prior to the date of this Agreement, each of PXP and its Subsidiaries is and has been in compliance with and, to the knowledge of PXP, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a reasonable probability of having a Material Adverse Effect on PXP.

                                 ARTICLE III.
                      Representations and Warranties of PMH

         PMH hereby represents and warrants to PXP as follows:

     Section 3.1   Organization of PMH. PMH is a corporation duly organized,
                   -------------------  ---
validly existing and in good standing under the laws of the State of Connecticut.

     Section 3.2   Organization and Authority of Acquisition Co.. Acquisition
                   ---------------------------------------------
Co. will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co. will be incorporated solely for the purpose of merging with and into PXP and taking action incident to the Merger. Except for obligations or liabilities and activities contemplated by this Agreement, Acquisition Co. will not have incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing.

     Section 3.3   Authorization.
                   -------------

     (a) PMH has all corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all corporate action on the part of PMH.

     (c) This Agreement has been duly executed and delivered by PMH and, assuming the due authorization, execution and delivery of this Agreement by PXP, constitutes the valid and binding obligation of PMH, enforceable against PMH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     (d) Upon the formation of Acquisition Co. and the assignment of this Agreement to Acquisition Co. in accordance with Section 7.8, assuming the due authorization, execution and delivery of this Agreement by PXP, this Agreement will constitute the valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     (e)  Consents.
          --------

          (i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.3(e)(ii) have been made or obtained, the execution, delivery and performance by PMH of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

               (1) any term or provision of any state or federal law, ordinance, rule or regulation to which PMH or any of its respective Subsidiaries is subject and which violation, breach or default would have, together with all such other violations, breaches and defaults, a Material Adverse Effect on PMH; or

               (2) the Certificate of Incorporation or By-Laws of PMH and its Subsidiaries, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract or Judgment or other restriction to which PMH or any of its Subsidiaries is a party or by which PMH or any of its Subsidiaries is bound, or result in the creation of any Lien upon any of the properties or assets of PMH or any of its Subsidiaries.

          (ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by PMH, or the consummation of any other transaction contemplated on the part of PMH or Acquisition Co. under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (3) such approvals, qualifications, orders, authorizations, or filings as may be required under state takeover laws, (4) applicable requirements, if any, of state securities or "blue sky" laws, and (5) approvals, qualifications, orders, authorizations, or filings, the failure to obtain which would not have a Material Adverse Effect on PMH.

     Section 3.4   Brokers and Intermediaries. Other than Morgan Stanley & Co,
                   --------------------------
Incorporated ("Morgan Stanley"), PMH has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. PMH will be liable for any such fees due to Morgan Stanley.

     Section 3.5   PXP Disclosure Document. None of the information to be
                   -----------------------
supplied by PMH for inclusion in any PXP Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated in or necessary in order to make the statements in the PXP Disclosure Document, in light of the circumstances under which they are made, not misleading at the time of the mailing or filing of the PXP Disclosure Document and of any amendments or supplements to the PXP Disclosure Document.

     Section 3.6   Financial Ability. PMH has the financial ability to cause
                   -----------------
Acquisition Co. to pay the Merger Consideration and to consummate the other transactions contemplated by this Agreement.

                                  ARTICLE IV.
                        Certain Covenants and Agreements

     Section 4.1   Announcement. None of PXP, PMH or their respective Affiliates
                   ------------
will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. PMH and PXP will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement whether or not required by law.

     Section 4.2   Notification of Certain Matters. PXP will give prompt notice
                   -------------------------------
to PMH, and PMH will give prompt notice to PXP, of:

     (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

     (b) any material failure of PXP or of PMH, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

The delivery of any notice under this Section 4.2 will not limit or otherwise affect the remedies available under this Agreement to the Party receiving the notice.

     Section 4.3   Directors' And Officers' Indemnification.
                   ----------------------------------------

     (a) The Certificate of Incorporation and the By Laws of the Surviving Corporation will contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in PXP's Certificate of Incorporation and By Laws on the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights under the Certificate of Incorporation and By Laws of individuals who on or prior to the Effective Time were directors or officers of PXP, unless such modification is required by law.

     (b) The Surviving Corporation will maintain in effect for six (6) years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of PXP currently in effect on the date of this Agreement (the "PXP Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available to the Surviving Corporation on commercially reasonable terms.

     Section 4.4   Stockholder Meeting. PXP will call and hold a meeting of the
                   -------------------
stockholders of PXP for the purpose of approving the adoption and approval of this Agreement and the transactions contemplated by this Agreement. PMH agrees to vote all shares of PXP Common Stock owned by it, and to cause Acquisition Co. to vote all shares of PXP Common Stock owned by Acquisition Co., at the Stockholders Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement.

                                  ARTICLE V.
                              Conditions Precedent

     Section 5.1  Conditions to each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable law):

     (a)  No Injunction or Proceeding. No preliminary or permanent injunction,
          ---------------------------
temporary restraining order or other decree of any Governmental Entity and no action, suit or proceeding by, or before, any Governmental Entity may have been instituted or threatened that prohibits the consummation of the Merger or materially challenges the transactions contemplated by this Agreement.

     (b)  Consents. Other than the filing of the Certificate of Merger, all
          --------
consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated by this Agreement must have been obtained or effected or filed.

     (c)  Approval of Holders of PXP Common Stock. This Agreement and the Merger
          ---------------------------------------
must have been adopted by the affirmative vote or written consent of a majority of the outstanding shares of PXP Common Stock.

     (d)  Opinion of Financial Advisor. The opinion of Salomon Smith Barney Inc.
          ----------------------------
referred to in Section 2.5 must not have been withdrawn or revoked.

     Section 5.2  Conditions to the Obligation of PXP to Effect the Merger. The
                  --------------------------------------------------------
obligation of PXP to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a)  Representations and Warranties. The representations and warranties of
          ------------------------------
PMH contained in this Agreement must be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time;

     (b)  Agreements.  PMH must have performed and complied in all material
          ----------
respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and

     (c)  Certificate. PXP must have received a certificate of an executive
          -----------
officer of PMH , dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b), as the case may be, have been fulfilled.

     Section 5.3  Conditions to the Obligation of PMH to Cause Acquisition Co.
                  -----------------------------------------------------------
to Effect the Merger. The obligation of PMH to cause Acquisition Co. to effect
--------------------
the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a)  Representations and Warranties. The representations and warranties of
          ------------------------------
PXP contained in this Agreement must be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time (except, in the case of the representation and warranty contained in Section 2.9, with respect to events occurring after the date hereof in the ordinary course of business consistent with past practice or approved in writing by PMH);

     (b)  Agreements.  PXP must have performed and complied in all material
          ----------
respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

     (c)  Certificate. PMH must have received a certificate of an executive
          -----------
officer of PXP, dated the Closing Date, certifying that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled;

     (d)  Appraisal Rights. The holders of not more than 5% of the issued and
          ----------------
outstanding shares of PXP Common Stock may have exercised their rights to dissent from the Merger in accordance with Section 262 of the DGCL and Section
1.7 of this Agreement; and

     (e)  PXP Benefit Plans. PXP will have no obligation to issue, transfer or
          -----------------
sell any shares of its capital stock or other securities of PXP pursuant to any employee benefit plan or otherwise.

                                  ARTICLE VI.
                        Termination, Amendment and Waiver

     Section 6.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
may be abandoned at any time prior to the Effective Time, whether before or after the after the approval of the holders of PXP Common Stock referred to in
Section 5.1(c):

     (a)  by the mutual written consent of PMH and PXP,

     (b)  by either PMH or PXP, in each case by written notice to the other, if:

          (i) the Merger has not been consummated on or prior to December 31, 2000; provided that the right to terminate this Agreement under this
           --------
     Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

         (ii) the Committee or the PXP Board of Directors withdraws, or modifies or changes in any manner adverse to PMH, its approval of this Agreement or the Merger, or its recommendation that the Public Stockholders of PXP adopt this Agreement, after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

     Section 6.2  Effect of Termination. If this Agreement is terminated as
                  ---------------------
provided in Section 6.1, this Agreement will become null and void, and there will be no liability on the part of PMH, or PXP or their Affiliates (except that the provisions of Section 7.4 will survive any termination of this Agreement); provided that nothing in this Agreement will
--------
relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.

     Section 6.3  Amendment. This Agreement may be amended only by an agreement
                  ---------
in writing executed by both Parties.

     Section 6.4  Waiver.  At any time prior to the Effective Time. whether
                  ------
before or after the approval of the holders of PXP Common Stock referred to in
Section 5.1(c), either Party may:

     (a) extend the time for the performance of any of the obligations or other acts of the other Party; or

     (b) waive compliance with any of the agreements of the other Party or fulfillment of any conditions to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                                 ARTICLE VII.
                                 Miscellaneous

     Section 7.1  Definitions.  In this Agreement, unless the context otherwise
                  -----------
provides, the following terms have the following meanings:

         "Acquisition Co." has the meaning specified in Recital B.

         "Acquisition Co. Common Stock" has the meaning specified in
Section 1.1.

         "Affiliates" means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner, member of management or employee of such Person, provided that none of PMH and its Subsidiaries will be deemed to be Affiliates of PXP and its Subsidiaries.

         "Certificate of Merger" has the meaning specified in Section 1.3.

         "Closing" has the meaning specified in Section 1.4.

         "Closing Date" has the meaning specified in Section 1.4.

         "Code" has the meaning specified in Section 1.9(g).

         "Committee" has the meaning specified in the Recitals.

         "Contract" means any contract, license, lease, grant of immunity from suit in relation to intellectual property rights, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

         "Control" means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "DGCL" has the meaning specified in Recital B.

         "Dissenting Shares" has the meaning specified in Section 1.7.

         "Effective Time" has the meaning specified in Section 1.3.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

         "Exchange Agent" has the meaning specified in Section 1.9(a).

         "Exchange Fund" has the meaning specified in Section 1.9(a).

         "GAAP" means accounting principles and practices generally accepted from time to time in the United States.

         "Government Entity" means a court, legislature or other agency or instrumentality or political subdivision of federal, state or local government.

         "Investment Act" means the Investment Company Act of 1940, as amended, and the Investment Advisors Act of 1940, as amended, and the rules and regulations of the SEC promulgated under such Acts from time to time.

         "Judgment" means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

         "Letter of Transmittal" has the meaning specified in Section 1.9(b)(i).

         "Lien" means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever, including but not limited to, any restriction on use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

         "Material Adverse Effect" means, in relation to a Party, any effect, condition, circumstance or development preventing or significantly impairing the ability of that Party to consummate the transactions contemplated by this Agreement or materially delaying the consummation of any of the transactions contemplated by this Agreement, including, in relation to PXP only, any effect, condition, circumstance or development having a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of PXP and its Subsidiaries, taken as a whole.

         "Merger" has the meaning specified in Recital B.

         "Merger Consideration" has the meaning specified in Section 1.6(b)(i).

         "Morgan Stanley" has the meaning specified in Section 3.4.

         "Party" means each of PMH and PXP, and any other Person that may become a party to this Agreement from time to time.

         "Person" means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

         "Proxy Statement" has the meaning specified in Section 1.10(a).

         "Public Stockholders" means all of the holders of shares of PXP Common Stock, excluding PMH and members of management of PXP.

         "PXP Common Stock" has the meaning specified in Recital A.

         "PXP Debentures" has the meaning specified in Section 2.2(b).

         "PXP Disclosure Document" has the meaning specified in Section 2.7(a).

         "PXP Insurance Policies" has the meaning specified in Section 4.3(b).

         "PXP Stock Option" has the meaning specified in Section 1.7(d).

         "Schedule 13E-3 Transaction Statement" has the meaning specified in
Section 1.10(d).

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

         "SEC" means the Securities and Exchange Commission, and any successor or replacement entity.

         "SEC Documents" has the meaning specified in Section 2.8.

         "Subsidiary" means any Person of which PXP, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than 50% of the general voting power of such entity under ordinary circumstances.

         "Surviving Corporation" has the meaning specified in Section 1.2.

         "Surviving Corporation Common Stock" has the meaning specified in
Section 1.6(a).

     Section 7.2  Performance Guarantee by PHL. PHL hereby unconditionally and
                  ----------------------------
irrevocably guarantees for the benefit of PXP, the punctual and complete performance and discharge by PMH, and following an assignment by PMH of all of its rights, interests and obligations under this Agreement to Acquisition Co. under Section 7.8, Acquisition Co., of all their financial obligations and liabilities under this Agreement.

     Section 7.3  Non-survival of Representations and Warranties. None of the
                  ----------------------------------------------
representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of PMH, PXP, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.3 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 7.4  Expenses. Except as contemplated by this Agreement, all costs
                  --------
and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

     Section 7.5  Applicable Law. This Agreement will be governed by the laws of
                  --------------
the State of Delaware.


     Section 7.6  Notices. All notices and other communications under this
                  -------
Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested. upon receipt; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

         If to PXP, to:

         Phoenix Investment Partners, Ltd.
         One American Row

         Hartford, Connecticut 06102
         Attention: Nancy Engberg
         Fax: 860-403-7600
         Tel: 860-403-5973

         with a copy to:

         Lord Bissell & Brook
         115 South La Salle Street
         Chicago, Illinois 60603
         Attention: John S. Chapman
         Fax: 312-443-0336
         Tel: 312-443-0700

If to PMH or Acquisition Co., to:

         PM Holdings, Inc.
         One American Row
         Hartford, Connecticut 06115
         Attention: Tracy L. Rich
         Fax: 860-403-7203
         Tel: 860-403-5566

         with a copy to:

         Debevoise & Plimpton.
         875 Third Avenue
         New York, NY 10022
         Attention: Gregory V. Gooding
         Fax: 212-909-6836
         Tel: 212-909-6870

If to PHL, to:

         Phoenix Home Life Mutual Insurance Company
         One American Row
         Hartford, Connecticut 06115
         Attention: Tracy L. Rich
         Fax: 860-403-7203
         Tel: 860-403-5566

         with a copy to:

         Debevoise & Plimpton.
         875 Third Avenue
         New York, NY 10022
         Attention: Gregory V. Gooding
         Fax: 212-909-6836
         Tel: 212-909-6870

Such names and addresses may be changed by such notice.

     Section 7.7  Entire Agreement. This Agreement (including the documents and
                  ----------------
instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 7.8  Assignment. Neither this Agreement nor any of the rights,
                  ----------
interests or obligations under this Agreement may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party, provided that PMH may assign all of its rights, interests and obligations under this Agreement to Acquisition Co. following the formation thereof (in which event PMH will cause Acquisition Co. to comply with all of its obligations hereunder).

     Section 7.9  Headings References. The article, section and paragraph
                  -------------------
headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 7.10 Counterparts. This Agreement may be executed in one or more
                  ------------
counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

     Section 7.11 No Third Party Beneficiaries. Except as provided in
                  ----------------------------
Section 1.9 and Section 4.3, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     Section 7.12 Severability; Enforcement. Any term or provision of this
                  -------------------------
Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

               [remainder of this page left intentionally blank]

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                               PHOENIX INVESTMENT PARTNERS, LTD.


                                               By:____________________________
                                                  Name:
                                                  Title:




                                               PM HOLDINGS, INC.


                                               By ___________________________
                                                  Name:
                                                  Title:



                                               With respect to Section 7.2 and
                                               Section 7.8 only:

                                               PHOENIX HOME LIFE MUTUAL
                                               INSURANCE COMPANY


                                               By:____________________________
                                                  Name:
                                                  Title:

                                                                      Appendix B
                       [Salomon Smith Barney letterhead]


September 10, 2000

Independent Directors Committee
 of the Board of Directors
Phoenix Investment Partners, Ltd.
56 Prospect Street
Hartford, CT 06115

Dear Members of the Independent Directors Committee:

               You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Phoenix Investment Partners, Ltd. ("PXP"), other than Phoenix Home Life Mutual Insurance Company ("PHL") and its affiliates, (such holders, the "Public Shareholders") of the Merger Consideration (as defined below) contemplated by the Agreement and Plan of Merger (the "Merger Agreement") to be entered into between PM Holdings, Inc. ("PMH"), a wholly-owned subsidiary of PHL, and PXP in connection with the proposed merger (the "Merger") of a newly-formed, wholly-owned subsidiary of PMH with and into PXP. Pursuant to the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares cancelled in accordance with Sections 1.6(c) and (d) of the Merger Agreement, and other than shares of Common Stock in respect of which dissenters' rights have been perfected) will be converted into the right to receive $15.75 in cash (the "Merger Consideration").

               In connection with rendering our opinion, we have, among other things: (i) reviewed a draft of the Merger Agreement dated September 7, 2000 in the form provided to us, and have assumed that the final form of such agreement will not vary in any respect that is material to our analysis; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to PXP and the industry in which it operates; (iii) reviewed and analyzed certain financial projections and other non-public financial and operating data concerning the business and operations of PXP that were provided to or reviewed for us by the management of PXP; (iv) reviewed certain publicly available business and financial information with respect to certain other companies that we believed to be relevant or comparable in certain respects to PXP, and the trading markets for such other companies' securities; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Common Stock; (vi) reviewed the financial terms of certain recent business combinations and acquisition transactions we deem reasonably comparable to the Merger and otherwise relevant to our inquiry; and (vii) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry. We have also discussed with members of PXP's senior management and certain officers and employees of PXP the foregoing, including the past and current business operations, financial condition and prospects of PXP, as well as other matters we believed relevant to our inquiry.

               In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available. With respect to PXP's financial projections provided to, discussed with or reviewed for us by the management of PXP, we have been advised by management of PXP, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of management of PXP, as to the future financial performance of PXP. We express no view as to such projections or information or the assumptions on which they are based. We have not assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of PXP, nor for conducting a physical inspection of the properties and facilities of PXP, and we have not been furnished with any such evaluation or appraisal. Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

               In connection with the preparation of this opinion, we have not been authorized by PXP to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of PXP. We note that PHL has stated in its initial offer letter of July 24, 2000 that PHL is not interested in selling its interest in PXP.

               As you are aware, we have acted as the financial advisor to the Independent Directors Committee of the Board of Directors of PXP in connection with the Merger and will receive a fee for our services, a portion of which will be received in connection with the delivery of this opinion and a portion of which will be received upon the consummation of the Merger. In addition, PXP has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, may have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to PXP, PHL and/or their respective affiliates, as the case may be, for which we have or will receive fees. In the ordinary course of business, we or our affiliates may hold or actively trade in the debt and equity securities of PXP, PHL and/or their respective affiliates, as the case may be, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain business relationships with PXP, PHL and/or their respective affiliates.

               This opinion is for the use and benefit of the Independent Directors Committee of the Board of Directors of PXP and the Board of Directors of PXP. Our opinion does not address PXP's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger.

               Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Public Shareholders.

                                                   Very truly yours,



                                                   SALOMON SMITH BARNEY INC.

                                                                      APPENDIX C

Delaware General Corporation Law, Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.